                                                                  EXHIBIT 99 (a)


                         INDEX TO FINANCIAL INFORMATION


                                                                                Page
                                                                                ----
Selected Consolidated Financial Data                                             1

Management's Discussion and Analysis of Financial Condition and
 Results of Operations                                                           2

Consolidated Financial Statements                                               24

Notes to Consolidated Financial Statements                                      28

Report of Independent Auditor                                                   52

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Share Data)                                      1998                  1997               % Change
--------------------------------------------------------------------------------------------------------------------------------
Results for the Year
Net interest income                                                          $426,473              $404,924                 5%
Provision for loan and lease losses                                            14,430                 6,391                126
Noninterest income (excluding securities transactions)                        112,782                91,800                 23
Securities transactions                                                         5,904                 2,571                130
Noninterest expenses (excluding special charges)                              321,826               308,680                  4
Special charges (1)                                                            39,172                23,559                 66
Net income                                                                    112,824               103,672                  9

--------------------------------------------------------------------------------------------------------------------------------
Share Data (2)
Earnings per share:
     Basic                                                                      $1.09                 $1.01                 7%
     Diluted                                                                     1.07                  0.99                  8
Excluding special charges:
    Diluted earnings per share (1)                                               1.34                  1.14                 18
    Diluted cash earnings per share (1)(3)                                       1.45                  1.22                 19
Dividends per share (as declared by PHFG)                                        0.44                  0.38                 16
Book value per share at year end                                                 8.68                  8.20                  6
Tangible book value per share at year end                                        7.48                  6.96                  7
Stock price:
     High                                                                       26.75                 23.81                 12
     Low                                                                        12.81                 12.94                 (1)
     Close                                                                      20.00                 23.00                (13)
Weighted average shares outstanding:
     Basic                                                                103,637,875           102,219,049                  1
     Diluted                                                              105,767,728           104,722,008                  1

--------------------------------------------------------------------------------------------------------------------------------
Key Performance Ratios
Return on average assets                                                        0.97%                 1.02%                -5%
Return on average equity (4)                                                    13.09                 12.73                  3
Net interest margin (4)(5)                                                       4.02                  4.35                 (8)
Average equity to average assets (4)                                             7.41                  8.05                 (8)
Efficiency ratio (6)                                                            58.00                 60.46                 (4)
Tier 1 leverage capital ratio                                                    7.50                  7.46                  1
Dividend payout ratio (7)                                                       37.37                 42.12                (11)
Excluding special charges:
   Return on average assets (1)                                                  1.22                  1.18                  3
   Return on average equity (1)(4)                                              16.45                 14.64                 12

Average Balances
Assets                                                                    $11,633,615           $10,114,728                15%
Loans and leases                                                            7,959,667             6,733,736                 18
Earning assets                                                             10,683,175             9,359,565                 14
Deposits                                                                    8,221,969             7,393,762                 11
Shareholders' equity                                                          861,649               814,596                  6

At Year End
Assets                                                                    $12,050,239           $11,401,860                 6%
Loans and leases                                                            6,977,470             7,258,560                 (4)
Debt and equity securities                                                  3,231,364             2,600,057                 24
Deposits                                                                    8,376,715             8,034,776                  4
Borrowings                                                                  2,554,214             2,282,102                 12
Shareholders' equity                                                          901,128               846,255                  6
Common shares outstanding (thousands)                                         103,802               103,218                  1
Nonperforming assets (8)                                                       67,180                77,112                (13)



(Dollars in Thousands, Except Share Data)                                     1996                1995                  1994
--------------------------------------------------------------------------------------------------------------------------------
Results for the Year
Net interest income                                                         $332,029            $298,816               $267,197
Provision for loan and lease losses                                            8,810              14,235                 34,527
Noninterest income (excluding securities transactions)                        68,665              56,990                 51,369
Securities transactions                                                        3,495               1,613                    464
Noninterest expenses (excluding special charges)                             254,620             231,907                239,432
Special charges (1)                                                            9,627               4,958                    559
Net income                                                                    87,341              70,209                 33,690

--------------------------------------------------------------------------------------------------------------------------------
Share Data (2)
Earnings per share:
     Basic                                                                     $0.91               $0.75                  $0.36
     Diluted                                                                    0.89                0.73                   0.36
Excluding special charges:
    Diluted earnings per share (1)                                              0.97                0.77                   0.36
    Diluted cash earnings per share (1)(3)                                      1.03                0.80                   0.39
Dividends per share (as declared by PHFG)                                       0.34                0.26                   0.18
Book value per share at year end                                                7.67                7.14                   6.01
Tangible book value per share at year end                                       6.89                6.28                   5.09
Stock price:
     High                                                                      14.32               11.44                   7.57
     Low                                                                        9.50                5.88                   5.07
     Close                                                                     14.00               11.38                   6.00
Weighted average shares outstanding:
     Basic                                                                96,068,639          94,100,917             93,541,252
     Diluted                                                              98,112,141          95,988,365             94,758,069

--------------------------------------------------------------------------------------------------------------------------------
Key Performance Ratios
Return on average assets                                                       1.09%               0.99%                  0.50%
Return on average equity (4)                                                   12.35               10.96                   5.89
Net interest margin (4)(5)                                                      4.45                4.55                   4.33
Average equity to average assets (4)                                            8.78                9.04                   8.53
Efficiency ratio (6)                                                           63.54               65.18                  75.16
Tier 1 leverage capital ratio                                                   8.34                8.96                   8.29
Dividend payout ratio (7)                                                      34.19               30.41                  40.61
Excluding special charges:
   Return on average assets (1)                                                 1.18                1.04                   0.51
   Return on average equity (1)(4)                                             13.45               11.53                   6.02

Average Balances
Assets                                                                    $8,049,357          $7,087,568             $6,708,802
Loans and leases                                                           5,421,977           4,665,795              4,372,454
Earning assets                                                             7,511,432           6,618,045              6,202,703
Deposits                                                                   6,249,138           5,686,211              5,474,276
Shareholders' equity                                                         706,979             640,724                572,352

At Year End
Assets                                                                    $9,364,346          $7,477,894             $6,830,250
Loans and leases                                                           5,911,986           4,715,182              4,363,254
Debt and equity securities                                                 2,269,365           1,792,615              1,692,162
Deposits                                                                   7,129,538           5,910,325              5,474,391
Borrowings                                                                 1,311,558             775,765                686,221
Shareholders' equity                                                         795,714             692,401                570,356
Common shares outstanding (thousands)                                        103,685              96,918                 94,957
Nonperforming assets (8)                                                      72,709              82,428                120,865

(1) Special charges consist of merger related and other restructuring charges which on an after-tax basis were $28,944, $15,547, $7,753, $3,678 and $743 for 1998, 1997, 1996, 1995 and 1994, respectively. See Note 9 to the Consolidated Financial Statements.

(2) Where appropriate amounts have been adjusted for a two-for-one split of the common stock in May 1998.

(3)  Earnings before amortization of goodwill and core deposit premiums.

(4)  Excludes effect of unrealized gains or losses on securities.

(5) Net interest income divided by average interest-earning assets, calculated on a fully-taxable equivalent basis.

(6) Excludes distribution on securities of subsidiary trust, special charges and securities transactions.

(7)  Cash dividends paid divided by net income.

(8) Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed assets, net of related reserves where appropriate.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   On January 1, 1999, Peoples Heritage Financial Group, Inc. (the "Company") completed its acquisition of SIS Bancorp, Inc. ("SIS"). The merger was accounted for as a pooling of interests and accordingly all related financial information has been restated for all periods presented.

   The discussion and analysis which follows focuses on the factors affecting the Company's results of operations during 1998, 1997 and 1996 and financial condition at December 31, 1998 and 1997. The Consolidated Financial Statements and related notes should be read in conjunction with this review. Certain amounts in years prior to 1998 have been reclassified to conform to the 1998 presentation.

GENERAL

    Peoples Heritage Financial Group, Inc. (the "Company") is a multi-bank holding company which conducts business from its headquarters in Portland, Maine and, as of December 31, 1998, had 221 offices located in Maine, New Hampshire, Massachusetts and Connecticut. The Company is the largest bank holding company headquartered in northern New England and the fifth largest bank holding company headquartered in New England.

    The Company offers a broad range of commercial and consumer banking services and products as well as trust, investment advisory and insurance brokerage services through four wholly-owned banking subsidiaries: Peoples Heritage Bank ("PHB"), Bank of New Hampshire ("BNH"), Family Bank, FSB ("Family") which conducts business in certain areas under the name SIS Bank, and Glastonbury Bank & Trust ("GBT"). PHB is a Maine-chartered bank which operates offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, insurance brokerage and equipment leasing activities. At December 31, 1998, PHB had consolidated assets of $4.2 billion and consolidated shareholder's equity of $333 million. BNH is a New Hampshire-chartered commercial bank which operates offices throughout New Hampshire. At December 31, 1998, BNH had consolidated assets of $4.3 billion and consolidated shareholder's equity of $328 million. Family is a federally-chartered savings bank which operates offices in Massachusetts and southern New Hampshire. At December 31, 1998, Family had consolidated assets of $3.4 billion and consolidated shareholder's equity of $254 million. GBT is a Connecticut-chartered commercial bank which operates offices in north-central Connecticut. At December 31, 1998, GBT had consolidated assets of $301 million and consolidated shareholder's equity of $20 million. Each of PHB, BNH, Family and GBT is a member of the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

Business Strategy

    The principal business of the Company consists of attracting deposits from the general public and using such deposits and other sources of funds to originate residential mortgage loans, commercial business loans and leases, commercial real estate loans and a variety of consumer loans. In addition to keeping loans for its own portfolio, the Company sells loans into the secondary market. The Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof, as well as other securities. In addition, the Company engages in trust, investment advisory and insurance brokerage activities and services residential mortgage loans for investors.

    The Company's goal is to sustain profitable, controlled growth by focusing on increasing loan and deposit market share in New England, developing new financial products, services and delivery channels, closely managing yields on earning assets and rates on interest-bearing liabilities, increasing noninterest income through, among other things, expanded trust, investment advisory, insurance brokerage services and mortgage banking operations and controlling the growth of noninterest expenses. It is also part of the business strategy of the Company to supplement internal growth with targeted acquisitions of other banking or thrift institutions in New England. During the period covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information, see Note 2 to the Consolidated Financial Statements and "Acquisitions" below. The Company regularly evaluates potential acquisitions and as a general rule announces acquisitions only after a definitive agreement has been reached.

    The Company generally does not as a matter of policy make any specific projections as to future earnings nor does it endorse any projections regarding future performance that may be made by others.

Economic Conditions in New England

    The Company believes that New England has witnessed steady economic growth since 1992. There can be no assurance that this will continue to be the case, however, and the economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations.

 Pending and Completed Acquisitions

    On June 2, 1999, the Company entered into a definitive agreement to acquire Banknorth Group, Inc. ("Banknorth"). Banknorth is headquartered in Burlington, Vermont and has 101 offices located throughout Vermont, Massachusetts, New Hampshire and Upstate New York. Under the terms of the definitive agreement, shareholders of Banknorth will receive 1.825 shares of newly issued shares of the Company's common stock for each share of Banknorth common stock, plus cash in lieu of any fractional share interest. The definitive agreement is subject to the approval of the shareholders of both Banknorth and the Company, the receipt of requisite regulatory approvals and other customary closing conditions. The acquisition is expected to be accounted for using the pooling-of-interests method and close by the end of 1999.

    On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16,255,885 shares of common stock of the Company (the "Common Stock") were issued in connection with this acquisition, which was accounted for as a pooling-of-interests. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998. The acquisition of SIS was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

    During 1998, the Company completed the acquisition of three insurance agencies for an aggregate of 454,864 shares of Common Stock. These acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition. The Company recorded $9.3 million of goodwill in connection with these purchases. The acquired agencies are being integrated into the Company's existing insurance agency operations.

    On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32,796,280 shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

    In the fourth quarter of 1997, the Company purchased Atlantic Bancorp ("Atlantic"), the parent company of Atlantic Bank N.A. headquartered in Portland, Maine, for $70.8 million. Atlantic had total assets of $462.9 million and total shareholders' equity of $37.7 million. The Company recorded $34.7 million of goodwill in connection with this transaction. During the same period, the Company also acquired all of the outstanding stock of MPN Holdings ("MPN"), the holding company of Morse, Payson & Noyes Insurance. The transaction was effected through the exchange of MPN stock for 445,678 shares of Common Stock and resulted in $7.8 million of goodwill. Both acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition.

    On December 17, 1997, SIS completed the acquisition of GBT. Upon acquisition, GBT's common stock was converted into an equivalent of approximately 3,046,816 PHFG shares. The acquisition of GBT was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

    On December 6, 1996, the Company completed the acquisition of Family Bancorp, the holding company for Family. Approximately 10,960,670 shares of Common Stock were issued in connection with this transaction, including 5,000,000 shares of treasury stock. Family had total assets of $925.8 million and total shareholders' equity of $73.3 million. This transaction was accounted for as a purchase and, accordingly, the financial statements reflect it from the date of acquisition. The Company recorded $34.2 million of goodwill in connection with this purchase.

    On April 2, 1996, the Company completed the acquisition of Bank of New Hampshire Corporation ("BNHC"), the holding company for BNH. Approximately 16,256,660 shares of Common Stock were issued in connection with this transaction. At December 31, 1995, BNHC had total consolidated assets of $977.8 million and total consolidated shareholders' equity of $84.5 million. The acquisition of BNHC was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

    The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions (collectively, "special charges"). On a pre-tax basis special charges amounted to $39.2 million, $23.6 million and $9.6 million in 1998, 1997 and 1996, respectively. Special charges in 1997 included $7.2 million of charges related to exiting the lease securitization business conducted through CFX Funding, a subsidiary of CFX. For additional information, see "Results of Operations - Special Charges" and Note 9 to the Consolidated Financial Statements. In the first quarter of 1999, the Company took special charges of $33.2 million, of which $25.9 million was merger-related and $7.4 million related to the discontinuance of the correspondent mortgage business.

RESULTS OF  OPERATIONS

Overview

    The Company reported net income of $112.8 million or $1.07 per diluted share in 1998, compared to $103.7 million or $0.99 per diluted share in 1997. Return on average equity was 13.09%, compared to 12.73% in 1997. Excluding special charges, the Company earned $1.34 per diluted share in 1998 compared to $1.14 per diluted share during 1997. Return on average equity excluding special charges was 16.45% in 1998 compared to 14.64% in 1997. The improved results were attributable to the successful assimilation of recent acquisitions as well as internal growth.

    Total revenues increased 12% during 1998 as a result of increases in both net interest income and noninterest income. Net interest income increased 5% during 1998, as compared to 1997 . The increase was attributable to a 14% increase in average interest-earning assets, offset in part by a decrease in net interest margin from 4.35% in 1997 to 4.02% in 1998. The decline in net interest margin was attributable to decreases in yields on loans and leases and, to a lesser extent, increases in funding costs. Noninterest income excluding securities transactions increased 23% during 1998, primarily as a result of increases in income from customer services, trust and investment advisory services and insurance commissions.

    Noninterest expenses, excluding distributions on the securities of a subsidiary trust and special charges, increased 4% during 1998 compared to a 12% increase in total revenues. The increase in noninterest expenses primarily resulted from increased salaries and employee benefits related to purchase acquisitions in the fourth quarter of 1997, increased data processing expenses, due in part to Year 2000 efforts, as well as additional amortization of goodwill and other intangibles resulting from recent acquisitions using the purchase accounting method.

Net Interest Income

    The Company's net interest income increased 5% during 1998. The positive impact of increased levels of average earning assets, principally loans and leases, was largely offset by decreased net interest margins. Average levels of loans and leases increased by $1.2 billion, or 18.2%, in 1998 compared to 1997, and all loan categories experienced double digit growth. The net interest margin declined to 4.02% in 1998 from 4.35% during 1997, which partially offset the positive effects of loan growth. Information on average balances, yields and rates for the past three years can be found in Table 1. Table 2 shows the changes from 1997 to 1998 in tax equivalent net interest income by category due to changes in rate and volume.

TABLE 1 - THREE YEAR AVERAGE BALANCE SHEETS

    The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. For purposes of the table and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) unpaid interest on nonaccrual loans has not been included for purposes of determining interest income. Information is based on average daily balances during the indicated periods.

                                                                                          Year Ended December 31,
                                                              --------------------------------------------------------------------
(Dollars in thousands)
                                                                              1998                                         1997
                                                              ------------------------------------        ------------------------
                                                              Average                       Yield/        Average
                                                              Balance        Interest        Rate         Balance         Interest
                                                              -------        --------        ----         -------         --------
Loans and leases (1)                                         $7,959,667      $672,007        8.44%       $6,733,736       $590,943
Investment securities (2)                                     2,593,640       163,151        6.29%        2,538,405        168,290
Federal funds sold                                              129,868         5,452        4.20%           87,424          4,366
                                                            ------------     ---------                  ------------      ---------
Total earning assets                                         10,683,175       840,610        7.87%        9,359,565        763,599
                                                                             ---------                                    ---------
Nonearning assets                                               950,440                                     755,163
                                                            ------------                                ------------
Total assets                                                $11,633,615                                 $10,114,728
                                                            ============                                ============

Interest-bearing deposits:
Certificates of deposit                                      $3,462,115       187,908        5.43%       $3,227,858        175,395
Brokered deposits                                               283,499        16,535        5.83%          155,281          9,324
Other interest-bearing deposits                               3,263,152        80,492        2.47%        3,026,668         76,759
                                                            ------------     ---------                  ------------      ---------
Total interest-bearing deposits                               7,008,766       284,935        4.07%        6,409,807        261,478
Borrowed funds                                                2,307,034       126,051        5.46%        1,705,603         94,868
                                                            ------------     ---------                  ------------      ---------
Total interest-bearing liabilities                            9,315,800       410,986        4.41%        8,115,410        356,346
                                                                             ---------                                    ---------

Non-interest bearing deposits                                 1,213,203                                     983,955
Other liabilities (2)                                           142,963                                     113,279
Securities of subsidiary trust                                  100,000                                      87,488
Shareholders' equity (2)                                        861,649                                     814,596
                                                            ------------                                ------------
Total liabilities and shareholders' equity                  $11,633,615                                 $10,114,728
                                                            ============                                ============

Net earning assets                                           $1,367,375                                  $1,244,155
                                                            ============                                ============

Net interest income (fully-taxable equivalent)                                429,624                                      407,253
Less: fully-taxable equivalent adjustments                                     (3,151)                                      (2,329)
                                                                             ---------                                    ---------
Net interest income                                                          $426,473                                     $404,924
                                                                             =========                                    =========

Net interest rate spread (fully-taxable equivalent)                                          3.46%
Net interest margin (fully-taxable equivalent)                                               4.02%



(Dollars in thousands)
                                                           1997                          1996
                                                          ------       ---------------------------------------
                                                          Yield/       Average                          Yield/
                                                           Rate        Balance         Interest          Rate
                                                           ----        -------         --------          ----
Loans and leases (1)                                       8.78%      $5,421,977       $479,867          8.85%
Investment securities (2)                                  6.63%       1,953,245        126,086          6.46%
Federal funds sold                                         4.99%         136,210          7,151          5.25%
                                                                      -----------      ---------
Total earning assets                                       8.16%       7,511,432        613,104          8.16%
                                                                                       ---------
Nonearning assets                                                        537,925
                                                                      -----------
Total assets                                                          $8,049,357
                                                                      ===========

Interest-bearing deposits:
Certificates of deposit                                    5.43%      $2,713,106        149,328          5.50%
Brokered deposits                                          6.00%          64,389          3,689          5.73%
Other interest-bearing deposits                            2.54%       2,716,102         70,083          2.58%
                                                                      -----------      ---------
Total interest-bearing deposits                            4.08%       5,493,597        223,100          4.06%
Borrowed funds                                             5.56%       1,039,881         55,947          5.38%
                                                                      -----------      ---------
Total interest-bearing liabilities                         4.39%       6,533,478        279,047          4.27%
                                                                                       ---------

Non-interest bearing deposits                                            755,541
Other liabilities (2)                                                     53,359
Securities of subsidiary trust                                                 -
Shareholders' equity (2)                                                 706,979
                                                                      -----------
Total liabilities and shareholders' equity                            $8,049,357
                                                                      ===========

Net earning assets                                                      $977,954
                                                                      ===========

Net interest income (fully-taxable equivalent)                                          334,057
Less: fully-taxable equivalent adjustments                                               (2,028)
                                                                                       ---------
Net interest income                                                                    $332,029
                                                                                       =========

Net interest rate spread (fully-taxable equivalent)        3.77%                                         3.89%
Net interest margin (fully-taxable equivalent)             4.35%                                         4.45%


(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

(2) Excludes effect of unrealized gains or losses on securities available for sale.

TABLE 2 - CHANGES IN NET INTEREST INCOME

    The following table presents certain information on a fully-taxable equivalent basis regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume), (2) changes in volume (change in volume multiplied by old rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).

                                                                   Year Ended December 31, 1998 vs 1997
                                                                         Increase (Decrease) Due to
                                                  -------------------------------------------------------------------
                                                                                             Rate/
(Dollars in thousands)                              Rate                Volume              Volume             Total
                                                  -------------------------------------------------------------------
Interest-earning assets:
      Loans and leases (1)                        ($22,437)            $107,586            ($4,085)          $81,064
      Investment securities                         (8,613)               3,662               (187)           (5,139)
      Federal funds sold                              (696)               2,120               (338)            1,086
                                                  -------------------------------------------------------------------
Total earning assets                               (31,746)             113,368             (4,610)           77,011
                                                  -------------------------------------------------------------------

Interest-bearing liabilities:
      Deposits:
      Regular savings and money
           market access accounts                   (2,100)               5,997               (164)            3,733
      Certificates of deposit                         (201)              12,729                (15)           12,513
      Brokered deposits                               (268)               7,699               (221)            7,210
                                                  -------------------------------------------------------------------
      Total interest-bearing deposits               (2,569)              26,425               (400)           23,456
      Borrowed funds                                (1,677)              33,452               (591)           31,184
                                                  -------------------------------------------------------------------
Total interest-bearing liabilities                  (4,246)              59,877               (991)           54,640
                                                  -------------------------------------------------------------------

Net interest income
      (fully taxable equivalent)                  ($27,500)             $53,491            ($3,619)          $22,371
                                                  ===================================================================



                                                             Year Ended December 31, 1997 vs 1996
                                                                   Increase (Decrease) Due to
                                                   ------------------------------------------------------------
                                                                                         Rate/
(Dollars in thousands)                               Rate             Volume            Volume           Total
                                                   ------------------------------------------------------------
Interest-earning assets:
      Loans and leases (1)                         ($4,042)         $116,096            ($978)        $111,076
      Investment securities                          3,410            37,773            1,021           42,204
      Federal funds sold                              (349)           (2,561)             125           (2,785)
                                                   ------------------------------------------------------------
Total earning assets                                  (981)          151,308              168          150,495
                                                   ------------------------------------------------------------

Interest-bearing liabilities:
      Deposits:
      Regular savings and money
           market access accounts                   (1,184)            7,894             (134)           6,576
      Certificates of deposit                       (1,867)           28,389             (354)          26,168
      Brokered deposits                                177             5,208              250            5,635
                                                   ------------------------------------------------------------
      Total interest-bearing deposits               (2,874)           41,491             (238)          38,379
      Borrowed funds                                 1,892            35,817            1,212           38,921
                                                   ------------------------------------------------------------
Total interest-bearing liabilities                    (982)           77,308              974           77,300
                                                   ------------------------------------------------------------

Net interest income
      (fully taxable equivalent)                        $1           $74,000            ($806)         $73,195
                                                   ============================================================

(1) Loans and leases include portfolio loans and loans held for sale and nonperforming loans.

Provision and Allowance for Loan and Lease Losses

    The Company recorded a provision for loan and lease losses in 1998 of $14.4 million, as compared to a $6.4 million provision in 1997. The provision for loan losses was increased in 1998 in light of significant loan growth in commercial and consumer loans, a $7.5 million increase in net chargeoffs from 1997 to 1998 and the Company's estimate of future potential losses.

    The allowance for loan and lease losses represented 1.56% of portfolio loans outstanding at December 31, 1998, as compared to 1.52% at December 31, 1997. The improved coverage resulted primarily from a decrease in the amount of the net loan portfolio, due primarily to a lower level of residential real estate loans in portfolio. The ratio of the allowance to nonperforming loans at December 31, 1998 was 195%, as compared to 171% at December 31, 1997. Management believes that improvement in this coverage ratio is consistent with the change in the composition of the loan portfolio.

    The allowance for loan and leases losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectable. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment and is determined based on management's ongoing evaluation. The ongoing evaluation process includes a formal analysis of the allowance each quarter, which considers, among other procedures, the character and size of the loan portfolio, monitoring trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors. The Company evaluates the commercial real estate and commercial business loan portfolio by using a loan by loan analysis of a significant portion of "classified" loans and calculating a reserve requirement on these loans. Based on these results, factors are applied to the remaining portfolio to calculate a range of possible loan losses. For the residential real estate and consumer loan portfolios, the range of reserves is calculated by applying historical chargeoff and recovery experience to the current outstanding balance in each type of loan category, with consideration given to loan growth over the preceding twelve months. Although management utilizes its judgment in providing for possible losses, for the reasons discussed under "Asset Quality - Nonperforming Assets," there can be no assurance that the Company will not have to change its level of provision for loan losses in subsequent periods.

TABLE 3 - FIVE YEAR TABLE OF ACTIVITY IN THE ALLOWANCE FOR LOAN AND LEASE
          LOSSES

   The following sets forth information concerning the activity in the Company's allowance for loan and lease losses during the periods indicated.

                                                                             Year Ended December 31,
                                                      -----------------------------------------------------------------------
(Dollars in thousands)                                   1998           1997           1996           1995           1994
                                                      -----------------------------------------------------------------------
Average loans and leases outstanding                  $7,959,667     $6,733,736     $5,421,977     $4,665,795     $4,369,569
                                                      =======================================================================

Allowance at the beginning of period                  $  112,064     $  106,769     $   98,833     $  102,976     $  111,574

Additions due to acquisitions                               --            7,361         11,365          2,457           --
Charge-offs:
        Real estate loans                                  9,054          5,117         17,806         21,128         41,016
        Commercial business loans and  leases              5,400          7,249          4,898          7,098         13,418
        Consumer loans and leases                         12,226         10,482          5,285          3,949          3,716
                                                      -----------------------------------------------------------------------
                  Total loans charged off                 26,680         22,848         27,989         32,175         58,150
                                                      -----------------------------------------------------------------------

Recoveries:
        Real estate loans                                  6,026          8,523         12,291          6,914          8,550
        Commercial business loans and leases               2,367          3,801          2,205          3,164          5,199
        Consumer loans and leases                          2,354          2,067          1,254          1,262          1,276
                                                      -----------------------------------------------------------------------
                  Total  loans recovered                  10,747         14,391         15,750         11,340         15,025
                                                      -----------------------------------------------------------------------
                  Net charge-offs                         15,933          8,457         12,239         20,835         43,125
Provision for loan and lease losses                       14,430          6,391          8,810         14,235         34,527
                                                      -----------------------------------------------------------------------

Allowance at the end of the period                    $  110,561     $  112,064     $  106,769     $   98,833     $  102,976
                                                      =======================================================================

Ratio of net charge-offs to average loans and
  leases outstanding                                        0.20%          0.13%          0.23%          0.45%          0.99%
Ratio of allowance to total portfolio loans and
  leases at end of period                                   1.56%          1.52%          1.77%          2.05%          2.31%
Ratio of allowance to nonperforming loans at end
  of period                                               195.59%        171.02%        190.69%        152.34%        114.09%

TABLE 4 -  ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES - FIVE YEAR
           SCHEDULE

   The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses. The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated.

                                                                      December 31,
                                 --------------------------------------------------------------------------------------
(Dollars in thousands)                  1998                          1997                            1996
                                 ------------------------       -----------------------        -----------------------
                                              Percent of                    Percent of                     Percent of
                                             Loans in each                 Loans in each                  Loans in each
                                              Category to                   Category to                    Category to
                                  Amount      Total Loans       Amount      Total Loans        Amount      Total Loans
                                  ------      -----------       ------      -----------        ------      -----------
Real estate loans                $55,487         54.35%        $60,849         61.05%         $60,416          62.18%
Commercial business
   loans and leases               32,878         16.17%         24,650         13.61%          25,449          13.75%
Consumer loans
   and leases                     22,196         29.48%         19,323         25.34%          14,647          24.07%
Unallocated allowance                  -                         7,242                          6,257
                                ------------------------      ------------------------       ------------------------
                                $110,561         100.00%      $112,064         100.00%       $106,769         100.00%
                                ========================      ========================       ========================


                                                       December 31,
                                 -------------------------------------------------------
(Dollars in thousands)                  1995                          1994
                                 -------------------------      ------------------------
                                               Percent of                    Percent of
                                              Loans in each                 Loans in each
                                               Category to                   Category to
                                 Amount        Total Loans      Amount       Total Loans
                                 ------        -----------      ------       -----------
Real estate loans                $60,455          63.30%        $65,701         65.89%
Commercial business
   loans and leases               18,484          14.25%         14,718         12.52%
Consumer loans
   and leases                     12,919          22.45%         13,710         21.59%
Unallocated allowance              6,975                          8,847
                                 -----------------------       -----------------------
                                 $98,833         100.00%       $102,976        100.00%
                                 =======================       =======================


         The unallocated component in the prior table relates to reserves acquired in connection with the acquisition of CFX. These reserves were allocated during 1998 in accordance with the Company's analysis of the CFX loan portfolio. Otherwise, the Company's methods and assumptions in determining the adequacy of the allowance for loan losses has not changed significantly from prior years. Review of specific loans, loan growth, charge-off history and regional and national economic conditions and trends remain the primary determinants of the adequacy of the allowance for loan and lease losses. Loan terms and portfolio concentrations did not change significantly during 1998, although residential mortgage loans decreased from 39% to 31% of the loan portfolio at December 31, 1997 and 1998, respectively. At December 31, 1998, non-performing loans as a percent of total loans was 0.80%, as compared to 0.89% at December 31, 1997. At December 31, 1998, the Company's allowance as a percentage of non-performing loans was 196% and has averaged 165% over the past five years (based on year end data). At December 31, 1998, the Company's allowance was 6.9 times the 1998 net charge-offs and has averaged 7.2 times net charge-offs over the past five years (based on year end data). This decline was due primarily to a reduced level of recoveries related to loans charged off in the early 1990s.

Noninterest Income

    Noninterest income was $118.6 million in 1998 compared to $94.4 million in 1997. The 26% increase in 1998 resulted primarily from increases of $6.4 million in customer services income, $4.0 million in trust and investment advisory income and $11.1 million in insurance commissions.

    Customer services income of $41.0 million increased 19% from 1997 and was attributable to growth in the number of transaction accounts and related fees and increases in ATM income of $1.9 million.

    Mortgage banking services income of $27.2 million decreased 5% or $1.5 million during 1998. The decrease resulted from $11.1 million of impairment recognized on mortgage servicing rights due to increased loan prepayments as a result of decreases in market interest rates. This was partially offset by a $2.4 million valuation adjustment on a related interest rate floor and by increased gains on sales of loans. The Company's portfolio of residential mortgages of $4.2 billion serviced for investors decreased by $1.9 billion or 31% from December 31, 1997 to December 31, 1998 because of sales of mortgage servicing rights. Gains on the sales of mortgage servicing rights totaled $1.6 million and $2.4 million in 1998 and 1997, respectively. As a result of these sales, impairment writedowns and normal amortization, capitalized mortgage servicing rights decreased from $60.6 million at December 31, 1997 to $40.1 million at December 31, 1998. See Note 7 to the Consolidated Financial Statements. Residential mortgage loan originations obtained through correspondent lenders amounted to $4.1 billion, $2.9 billion and $844.5 million in 1998, 1997 and 1996, respectively, or 72%, 79% and 61% of total residential mortgage loan originations during these periods. The increased amounts of loan originations significantly contributed to the increase in residential mortgage sales income of $9.4 million in 1998. Gains from the sale of loans are dependent on market and economic conditions and, as a result, there can be no assurance that the mortgage sales income reported in prior periods will be achieved in the future.

    In January 1999, the Company announced its intention to exit the correspondent mortgage business. The Company determined that profit margins derived from the correspondent mortgage business were not sufficient to offset the risks related to the capitalized servicing rights or to support the resources needed to service the volume generated. The Company intends to increase its emphasis on core businesses and believes that resulting income opportunities, when combined with the reduction in operating expenses associated with the correspondent mortgage lending business, will help to offset the loss of income from exiting this business in future years.

TABLE 5 -  MORTGAGE BANKING SERVICES INCOME

  The following table sets forth certain information relating to the Company's mortgage banking activities at the dates and for the periods indicated.

                                                                        At or For the Year Ended December 31,
                                                                ------------------------------------------------------
                                                                   1998                1997                   1996
                                                                   ----                ----                   ----
(In thousands)
Residential mortgages serviced for investors                    $4,243,181          $6,149,111             $5,170,926
                                                                ======================================================

Residential mortgage sales income                                  $23,123             $13,766                 $9,962
Residential mortgage servicing income, net                          11,143              12,533                 10,877
Impairment reserve for mortgage servicing rights                   (11,086)                  -                      -
Valuation adjustment - interest rate floor                           2,380                   -                      -
Gain on sale of mortgage servicing                                   1,642               2,380                      -
                                                                ------------------------------------------------------
Mortgage banking services income                                   $27,202             $28,679                $20,839
                                                                ======================================================

    Trust and investment advisory services income of $16.6 million increased 31% during 1998 primarily due to increased assets under management. Assets under management were $3.0 billion and $2.7 billion at December 31, 1998 and 1997, respectively, an increase of 11%.

    Insurance commissions of $13.0 million and $1.9 million in 1998 and 1997, respectively, were generated through the Company's recent acquisitions of insurance agencies.

   Net securities gains amounted to $5.9 million and $2.6 million during 1998 and 1997, respectively. Gains from the sale of securities are subject to market and economic conditions and, as a result, there can be no assurance that gains reported in prior periods will be achieved in the future.

  Other noninterest income amounted to $15.0 million and $14.1 million during 1998 and 1997, respectively, and consisted primarily of miscellaneous loan fees and increases in the cash surrender value of bank owned life insurance.

Noninterest Expense

    Noninterest expense was $361.0 million in 1998 compared to $332.2 million in 1997. The $28.8 increase was largely attributable to the increase in special charges ($15.6 million), higher data processing expenses ($5.6 million) and higher intangible amortization ($2.9 million). Excluding special charges and amortization of intangibles, noninterest expense increased 3.4% . The efficiency ratio improved to 58.00% during 1998 from 60.46% in 1997 reflecting the efficiencies created by the assimilation of recent acquisitions, as well as operating improvements.

    Salaries and benefits expense of $164.9 million increased 6% during 1998. This increase was due primarily to salaries and benefits related to 1997 fourth quarter acquisitions accounted for as purchases (MPN and Atlantic) as well as staffing costs to support increased loan and deposit volumes. The cost savings achieved as a result of the integration of the recent acquisitions partially offset the effect of these increases.

    Data processing expense increased 28% to $25.4 million in 1998 from $19.8 million during 1997. The increase in expense was attributable to the implementation of system upgrades to accommodate increased volumes, and to a lesser degree, expenditures for the Year 2000 initiatives. See "Impact of the Year 2000" for further discussion.

   Occupancy expenses increased 8% while equipment expense decreased 5% during 1998. These expenses reflect the assimilation of recent acquisitions.

    Amortization of goodwill and deposit premiums increased by $2.9 million or 33% during 1998 due to goodwill associated with the recent acquisitions which were accounted for as purchases. See "General - Acquisitions."

   Other noninterest expense, which is comprised primarily of general and administrative expenses, decreased $5.5 million or 10% during 1998 through cost savings realized from the assimilation of recent acquisitions.

Special Charges

    Special charges consist of merger expenses of $39.2 million, $16.4 million, and $9.6 million during 1998, 1997 and 1996, respectively, and a $7.2 million charge related to exiting the lease securitization business, conducted through CFX Funding, in 1997. On an after-tax basis, special charges amounted to $28.9 million, $15.5 million and $7.8 million for the years ended 1998, 1997 and 1996, respectively.

TABLE 6 - SPECIAL CHARGES

    The following table summarizes special charges recorded in 1998 by type during 1998 and shows the balance in the accrued liability account as of December 31, 1998. The special charges related to the acquisitions of CFX and SIS.

                                                Special
                                                Charges                Cash                                       Balance at
(In thousands)                                  in 1998             Transactions   Write-downs     Adjustments     12/31/98
                                                -------             ------------   -----------     -----------     --------
Severance costs                                 $14,905              ($13,510)              -       ($1,363)           $32
Data processing/systems integration               7,663               (10,624)              -         2,961              -
Professional fees                                 9,461                (9,945)              -           484              -
Other exit costs                                  3,789  (1)           (2,058)              -          (600)         1,131
Property and asset write-downs                   16,707                     -         (15,114)       (1,593)             -
Gain on sale of branches                        (13,353)               13,242               -           111              -
                                                --------             ---------       ---------      --------        -------
                                                $39,172  (2)         ($22,895)       ($15,114)           $0         $1,163
                                                ========             =========       =========      ========        =======

(1)  Primarily related to CFX Funding.

(2)  On an after-tax basis special charges in 1998 amounted to $28.9 million.

       The severance payments made in connection with the CFX merger covered approximately 280 employees whose positions were eliminated as a result of the merger. Property and asset write-downs related to the CFX merger related mainly to real estate investments, duplicate facilities, fixed assets and a portfolio of automobile leases. Write-downs to estimated fair value were based on independent appraisals where practical and on management estimates for the remaining assets. The write-down on the auto lease portfolio was based on expected future cash flows. Special charges recorded by SIS during the fourth quarter of 1998 totaled $3.8 million and related mainly to certain employee benefits which were fully vested as a result of the merger and certain professional fees.

    In the first quarter of 1999 the Company incurred additional merger charges of $25.9 million ($18.8 million on an after-tax basis) in connection with acquisition of SIS (inclusive of the after-tax cost of the establishment of a charitable foundation) and a special charge of $7.4 million ($5.3 million on an after-tax basis) in connection with the discontinuance of the Company's correspondent mortgage business.

 Taxes

    The Company's effective tax rate was 33.5% in 1998 compared to 35.5% in 1997. The decrease in 1998 was due primarily to the reorganization of certain corporate entities, increased levels of bank-owned life insurance and lower state taxes.

Comprehensive Income

    The Company's comprehensive income amounted to $103.2 million and $110.3 million during 1998 and 1997, respectively. Comprehensive income differed from the Company's net income in these periods because of a $9.6 million net unrealized loss on securities during 1998 and a $6.7 million net unrealized gain on securities during 1997. For additional information, see the Consolidated Financial Statements.


COMPARISON OF 1997 AND 1996

    The Company reported net income of $103.7 million for 1997, or $0.99 per diluted share, compared with the $87.3 million, or $0.89 per diluted share, reported in 1996. Return on average assets and return on average equity were 1.02% and 12.73%, respectively, for 1997 compared with 1.09% and 12.35%, respectively, in 1996. Excluding the impact of special charges, net income and diluted earnings per share were $119.2 million and $1.14, respectively, for 1997 and $95.1 million and $0.97, respectively, for 1996. Return on average assets and return on average equity were 1.18 % and 14.64% , respectively, for 1997 and 1.18% and 13.45%, respectively, for 1996, excluding special charges.

    Net interest income on a fully taxable-equivalent basis totaled $407.3 million compared with $334.1 million in 1996. The 22% increase in 1997 reflected strong internal loan growth, as well as the 12 month impact of the Family acquisition and an approximately three month impact of the Atlantic acquisition in 1997. Both acquisitions were accounted for as purchases.

    The provision for loan and lease losses was $6.4 million in 1997 compared to a $8.8 million provision in 1996 as a result of favorable asset quality trends. The ratio of the allowance to nonperforming loans at December 31, 1997 was 171% compared to 191% at December 31, 1996. The allowance for loan and lease losses represented 1.52% of total loans at December 31, 1997 compared to 1.77% at December 31, 1996. The decline reflects the impact of purchase acquisitions of institutions with lower allowances as a percentage of loans and leases.

    Noninterest income was $94.4 million and $72.2 million for the years ended December 31, 1997 and 1996, respectively. Increases of $8.4 million in customer services income and $7.8 million in mortgage banking income contributed to the $22.2 million or 31% increase in 1997. Customer services income of $34.5 million reflected a 32% growth from 1996. In 1997, mortgage banking income was $28.7 million, which increased $7.8 million or 38% due to a $3.8 million increase in mortgage sales income, a $1.6 million increase in residential mortgage servicing income and a $2.4 million increase in gains on sales of servicing rights.

    Noninterest expense was $332.2 million for 1997 compared with $264.2 million for 1996, a 26% increase. The 1997 increase was primarily attributable to an increase in special charges related to the acquisition of CFX, and to a lesser extent, the Family and Atlantic purchase acquisitions, in addition to the expense associated with capital securities issued by a subsidiary trust. The efficiency ratio, which excludes special charges and dividends on the Capital Securities of Peoples Heritage Capital Trust I, improved from 63.54% in 1996 to 60.46% in 1997.

    Average earning assets increased $1.8 billion or 25% in 1997, mostly due to the acquisition of Family in December 1996 and Atlantic in the fourth quarter of 1997. However, the increase also reflected internal growth in loans and loans held for sale. Average interest-bearing deposits increased 17% in 1997 primarily from the aforementioned acquisitions.

FINANCIAL CONDITION

    The Company's consolidated total assets increased by $648 million, or 5.7% from $11.4 billion at December 31, 1997 to $12.1 billion at December 31, 1998. Shareholders' equity totaled $901 million at December 31, 1998 compared to $846 million at December 31, 1997, an increase of 6%.

    Average earning assets increased $1.3 billion or 14% in 1998 primarily as a result of increased loan originations. After adjusting for loan growth related to purchase acquisitions and required divestitures, average loans increased by 15% in 1998. In 1997, average earning assets increased 13% excluding the impact of the acquisition of Family Bank in December 1996 and Atlantic Bank in the fourth quarter of 1997. See Table 1 for more information on loan growth. Average loans as a percentage of average earning assets was 75% in 1998 and 72% in 1997.

Investment Securities and Other Earning Assets

    The average balance of the securities portfolio was $2.6 billion in 1998 and $2.5 billion in 1997. The portfolio is comprised primarily of U.S. Treasury securities and mortgage-backed securities, most of which are seasoned 15-year federal agency securities. Other securities consist of collateralized mortgage obligations and asset-backed securities. Substantially all securities are AAA or equivalently rated.

TABLE 7 - SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

   The following table sets forth the Company's investment securities at the date indicated.

                                                       December 31,
Dollars in thousands                          1998         1997         1996
                                           ------------------------------------

Securities available for sale:
U.S. Government and federal agencies       $  352,422   $  522,742   $  689,533
Tax-exempt bonds and notes                     36,461       28,865       20,647
Other bonds and notes                           3,201       82,780       31,766
Mortgage-backed securities                  2,232,978    1,272,696      938,559
Collateralized mortgage obligations           200,774      308,864      166,373
Federal Home Loan Bank of Boston stock        123,706       99,565       72,129
Other equity securities                        39,234       50,816       23,124
Net unrealized gain (loss)                     (2,645)      12,538        1,906
                                           ------------------------------------
Fair value of securities available for
  sale                                     $2,986,131   $2,378,866   $1,944,037
                                           ====================================

Securities held to maturity:
U.S. Government and federal agencies       $        0   $   10,121   $   53,815
Tax-exempt bonds and notes                         --       13,470       14,171
Other bonds and notes                             330          745       15,706
Asset-backed securities                        65,350       46,046       42,118
Mortgage-backed securities                    168,554      147,516      193,272
Collateralized mortgage obligations            10,999        3,293        6,246
                                           ------------------------------------
Amortized cost of investment securities
  held to maturity                         $  245,555   $  221,191   $  325,328
                                           ====================================

Fair value of investment securities
  held to maturity                         $  245,555   $  221,191   $  324,694
                                           ====================================
Excess of fair value over recorded value   $      322   $      700   $     (634)
                                           ====================================
Fair value as a % of amortized cost             100.1%       100.3%        99.8%

TABLE 8 - MATURITIES OF SECURITIES

   The following table sets forth the scheduled maturities and weighted average yields of the Company's debt securities available for sale at December 31, 1998.

                                                                               Amortized Cost Maturing in
                                                       -----------------------------------------------------------------
                                                       Less Than 1 Year        1 to 5 Years       More than 5 to 10 Years
                                                       Amount     Yield      Amount     Yield        Amount       Yield
                                                       ------     -----      ------     -----        ------       -----
                                                                                (Dollars in thousands)
U.S. Government and federal agencies                  $153,830    4.97%     $131,020    5.44%       $12,998        6.41%
Tax-exempt bonds and notes                              18,153     5.03        8,698     4.57           202        5.43
Other bonds and notes                                    1,276     7.46          834     7.00           819        7.32
Mortgage-backed securities                               1,400     4.74       14,387     6.30        99,214        6.35
Collateralized mortgage obligations                          -        -       16,865     8.12        15,924        5.48
                                                      ------------------    ------------------     ---------------------
Total                                                 $174,659    5.00%     $171,804    5.58%      $129,157       6.49%
                                                      ==================    ==================     =====================



                                                                   Amortized Cost Maturing in
                                                         --------------------------------------------
                                                         More than 10 Years              Total
                                                         Amount       Yield        Amount       Yield
                                                         ------       -----        ------       -----

U.S. Government and federal agencies                      54,574       5.71%      $352,422      5.31%
Tax-exempt bonds and notes                                   439       5.36         27,492      4.89
Other bonds and notes                                      9,241       2.49         12,170      1.94
Mortgage-backed securities                             2,117,977       4.66      2,232,978      4.74
Collateralized mortgage obligations                      167,985       4.97        200,774      4.66
                                                       ---------------------    ---------------------
Total                                                  2,350,216      6.27%     $2,825,836      6.16%
                                                       =====================    =====================



                                                                       Amortized Cost Maturing in
                                                     ---------------------------------------------------------------
                                                     Less Than 1 Year      1 to 5 Years       More than 5 to 10 Years
                                                     Amount    Yield     Amount     Yield       Amount        Yield
                                                     ------    -----     ------     -----       ------        -----
                                                                                             (Dollars in thousands)
Other bonds and notes                                 $130     5.60%        $45     7.17%         $155         7.81%
Asset-backed securities                                  -         -          -         -        5,084         7.25
Mortgage-backed securities                             459      7.24      4,509      6.74       22,009         6.67
Collateralized mortgage obligations                      -         -          -         -          582         7.11
                                                      ---------------    -----------------     ---------------------
Total                                                 $589     6.88%     $4,554     6.74%      $27,830        6.79%
                                                      ===============    =================     =====================



                                                               Amortized Cost Maturing in
                                                        ----------------------------------------
                                                        More than 10 Years            Total
                                                         Amount      Yield       Amount    Yield
                                                         ------      -----       ------    -----

Other bonds and notes                                        $0      0.00%         $330     6.85%
Asset-backed securities                                  60,266       6.78       65,350     6.82
Mortgage-backed securities                              141,577       6.88      168,554     6.85
Collateralized mortgage obligations                      10,417       6.86       10,999     6.88
                                                       --------------------    ------------------
Total                                                  $212,260      6.85%     $245,233    6.84%
                                                       ====================    ==================

    Securities available for sale are carried at fair value and had an unrealized loss of $2.6 million at December 31, 1998 as compared to an unrealized gain of $12.5 million at December 31, 1997. These unrealized gains and losses do not impact net income or regulatory capital but are recorded as adjustments to shareholders' equity, net of related deferred income taxes. Unrealized gains and losses, net of related deferred income taxes, are a component of the Company's "Comprehensive Income" contained in the Consolidated Statement of Changes in Shareholders' Equity.

Loans

    Residential real estate loans (including loans held for sale) averaged $3.3 billion in 1998 compared to $2.8 billion in 1997, an increase of 18%. The increase in the 1998 average balance resulted primarily from a significant increase in loans originated through correspondent lenders for resale into the secondary market. It is the Company's general practice to sell loans that conform to federal agency standards into the secondary market. In January 1999, the Company discontinued the correspondent mortgage lending business.

    Commercial real estate loans averaged $1.6 billion in 1998 and $1.5 billion in 1997, a 7% increase. The Company is continuing to focus on lending to small and medium size business customers within its geographic markets. These loans consist of loans secured by income-producing commercial real estate, service industry real estate, multi-family residential real estate and retail trade real estate, as well as loans for the acquisition, development and construction of such commercial real estate.

    Commercial loans and leases averaged $1.1 billion in 1998 and $942 million in 1997, an increase of 16%. The Company also originates commercial business leases through one of its subsidiaries. These leases are direct equipment leases, primarily office equipment, and amounted to $34.9 million at December 31, 1998.

    Consumer loans and leases averaged $2.0 billion in 1998 and $1.5 billion in 1997, an increase of 33%. The growth in consumer loans was primarily in indirect automobile loans and home equity loans. Mobile home loans continue to decline, reflecting the Company's strategy to emphasize other types of consumer loans. The Company has ceased originating automobile lease receivables. Automobile lease receivables acquired through the CFX acquisition totaled $96.9 million at December 31, 1998 compared to $117.8 million at December 31, 1997. The Company had classified these receivables as held for sale during most of 1998, but transferred the balance to portfolio in December 1998 at the lower of cost or market value. Although the Company had negotiated with several interested parties to sell the portfolio, it was determined to be more advantageous to hold the portfolio until maturity.


TABLE 9 - SCHEDULED CONTRACTUAL AMORTIZATION OF LOANS AT DECEMBER 31, 1998

       The following table sets forth the scheduled contractual amortization of the Company's loan portfolio at December 31, 1998, as well as the amount of loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or LESS.

                                           Residential       Commercial         Commercial         Consumer
                                           Real Estate       Real Estate       Business Loans     Loans and
                                              Loans             Loans           and Leases          Leases             Total
                                              -----             -----           -----------         ------             -----
(In thousands)
Amounts due:
              Within one year                $123,879          $454,341           $561,171         $352,095          $1,491,486
              After one year
                 through five years           458,675           624,602            394,688          999,394           2,477,359
              Beyond five years             1,648,061           542,947            190,383          737,795           3,119,186
                                           -------------------------------------------------------------------------------------
              Total                        $2,230,615        $1,621,890         $1,146,242       $2,089,284          $7,088,031
                                           =====================================================================================

Interest rate terms on amounts due
              after one year
                          Fixed            $1,019,811          $733,320           $423,530       $1,167,430          $3,344,091
                          Adjustable        1,086,925           434,229            161,541          569,759           2,252,454

TABLE 10 - COMPOSITION OF LOAN PORTFOLIO

The following table sets forth the composition of the Company's loan portfolio at the dates indicated.

                                                                           December 31,
                                           ---------------------------------------------------------------------------
(Dollars in thousands)                            1998                        1997                       1996
                                           ---------------------      ---------------------      ---------------------
                                                           % of                       % of                       % of
                                             Amount       Loans         Amount       Loans         Amount       Loans
                                           ----------     ------      ----------     ------      ----------     ------
Residential real estate loans              $2,230,615      31.47%     $2,908,834      39.47%     $2,340,743      38.89%

Commercial real estate loans:
        Permanent first mortgage loans      1,463,222      20.64%      1,459,330      19.80%      1,316,450      21.87%
        Construction and  development         158,668       2.24%        131,275       1.78%         85,078       1.41%
                                           ----------     ------      ----------     ------      ----------     ------
        Total                               1,621,890      22.88%      1,590,605      21.58%      1,401,528      23.29%
                                           ----------     ------      ----------     ------      ----------     ------

Commercial loans and leases                 1,146,242      16.17%      1,003,129      13.61%        827,766      13.75%

Consumer loans and leases                   2,089,284      29.48%      1,868,056      25.34%      1,448,718      24.07%
                                           ----------     ------      ----------     ------      ----------     ------

Total loans receivable                      7,088,031     100.00%      7,370,624     100.00%      6,018,755     100.00%
                                                          ======                     ======                     ======

Allowance for loan and lease losses           110,561                    112,064                    106,769
                                           ----------                 ----------                 ----------

Net loans receivable                       $6,977,470                 $7,258,560                 $5,911,986
                                           ==========                 ==========                 ==========

                                                            December 31,
                                           ------------------------------------------------
(Dollars in thousands)                             1995                      1994
                                           ---------------------      ---------------------
                                                           % of                       % of
                                             Amount       Loans         Amount       Loans
                                           ----------     ------      ----------     ------
Residential real estate loans              $1,838,423      38.19%     $1,792,651      40.14%

Commercial real estate loans:
        Permanent first mortgage loans      1,144,794      23.78%      1,104,446      24.73%
        Construction and  development          64,092       1.33%         45,827       1.03%
                                           ----------     ------      ----------     ------
        Total                               1,208,886      25.11%      1,150,273      25.75%
                                           ----------     ------      ----------     ------

Commercial loans and leases                   686,129      14.25%        558,971      12.52%

Consumer loans and leases                   1,080,577      22.45%        964,335      21.59%
                                           ----------     ------      ----------     ------

Total loans receivable                      4,814,015     100.00%      4,466,230     100.00%
                                                          ======                     ======

Allowance for loan and lease losses            98,833                    102,976
                                           ----------                 ----------

Net loans receivable                       $4,715,182                 $4,363,254
                                           ==========                 ==========

ASSET QUALITY

General

      The Company monitors its asset quality with lending and credit policies which require the regular review of its portfolio. The Company maintains an internal rating system which provides a mechanism to regularly monitor the credit quality of its loan portfolio.

      The Company's residential loan portfolio accounted for 31% of the total loan portfolio at December 31, 1998, down from 39% at the end of 1997. The decrease in 1998 resulted primarily from refinancings due to falling market interest rates. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company's residential loans are generally secured by single-family homes (one-to-four units) and have a maximum loan to value ratio of 80%, unless they are protected by mortgage insurance. At December 31, 1998, 0.44% of the Company's residential loans were nonperforming, as compared to .57% at December 31, 1997.

      The Company's commercial real estate loan portfolio accounted for 23% of the total loan portfolio at December 31, 1998, compared to 22% at December 31, 1997. This portfolio consists primarily of loans secured by income-producing commercial real estate (including office and industrial buildings), service industry real estate (including hotels and health care facilities), multi-family (over four units) residential properties and food stores. It is the intention of the Company to maintain commercial real estate loans as a percentage of the overall loan portfolio at the same or lower levels in the future. At December 31, 1998, 1.23% of the Company's commercial real estate loans were nonperforming, as compared to 1.54% at December 31, 1997.

      The Company's commercial business loan portfolio accounted for 16% of the total loan portfolio at December 31, 1998, compared to 14% at December 31, 1997. Commercial business loans and leases are generally made to small to medium size businesses located within the Company's geographic market area. These loans are not concentrated in any particular industry, but reflect the broad-based economy of New England. Commercial loans consist primarily of loans secured by various equipment, machinery and other corporate assets, as well as loans to provide working capital to business in the form of lines of credit. At December 31, 1998, 1.38% of the Company's commercial business loans were nonperforming, as compared to 1.57% at December 31, 1997.

      Consumer loans and leases accounted for 29% of the Company's total loan portfolio at December 31, 1998, compared to 25% at December 31, 1997. The Company has a diversified consumer loan portfolio which included $769.4 million of automobile loans and leases, $715.0 million of home equity loans, $182.5 million of mobile home loans, $139.9 million of education loans and $47.0 million of boat and recreational vehicle loans. The increase over the prior year was due primarily to growth in automobile and home equity loans. The growth is consistent with the Company's strategy to provide a full range of financial services to its customers and to originate loans which are short-term and offer a higher yield than longer-term mortgage loans. At December 31, 1998, 0.52% of the Company's consumer loans were nonperforming, as compared to 0.46% at December 31, 1997.

Nonperforming Assets

      Nonperforming assets consist of nonperforming loans (which do not include accruing loans 90 days or more overdue) and other real estate owned and repossessed assets. Total nonperforming assets as a percentage of total assets decreased to .56% at December 31, 1998 compared to .68% at December 31, 1997. In addition, total nonperforming assets as a percentage of total loans and other nonperforming assets was 0.95% and 1.04% at December 31, 1998 and 1997, respectively. See Table 12 for a summary of nonperforming assets for the last five years.

      The Company continues to focus on asset quality issues and to allocate significant resources to the key asset quality control functions of credit policy and administration and loan review. The collection, workout and asset management functions focus on the reduction of nonperforming assets. Despite the ongoing focus on asset quality and reductions of nonperforming asset levels, there can be no assurance that adverse changes in the real estate markets and economic conditions in the Company's primary market areas will not result in higher nonperforming asset levels in the future and negatively impact the Company's operations through higher provisions for loan losses, net loan chargeoffs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

      It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. Residential real estate loans and consumer loans and leases are placed on nonaccrual status generally when in management's judgment the collectability of interest and/or principal is doubtful. At December 31, 1998, the Company had $22.0 million of accruing loans which were 90 days or more delinquent, as compared to $8.8 million and $8.5 million of such loans at December 31, 1997 and 1996, respectively. The increase at year end 1998 was primarily attributable to an increase in residential real estate loans over 90 days delinquent, which the Company believes are well secured and in the process of collection. Customer service and collection issues caused by converting to a new residential loan servicing system in October 1998 were the primary cause of the increase. The Company has been working with customers to resolve the service and collection matters, and believes the increase is not indicative of a trend.

      It is also the policy of the Company to place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming.

Net Charge-offs

      Net charge-offs were $15.9 million during 1998, as compared to $8.5 million in 1997. Net charge-offs in 1998 represented .20% of average loans and leases outstanding, as compared to .13% in 1997. Increased charge-offs in 1998 compared to 1997 were primarily due to real estate loans, which benefited from net recoveries of $3.4 million in 1997 and had net charge-offs of $3.0 million in 1998. Net recoveries on real estate loans in 1997 related primarily to commercial real estate loans.

TABLE 11 - NET CHARGE-OFFS AS A PERCENT OF AVERAGE LOANS OUTSTANDING

      The following table sets forth net charge-offs (recoveries) to average loans outstanding by type of loan during the periods indicated.

                                                    Net Charge-offs (Recoveries)
                                                    to Average Loans Outstanding
                                                    ----------------------------
                                                       1998             1997
                                                    -----------      -----------
Real estate loans                                      0.07%            (0.08)%
Commercial business loans and leases                   0.28              0.37
Consumer                                               0.49              0.53
Total                                                  0.20              0.13

See Table 3 for the more information concerning charge-offs and recoveries during each of the past five years.

TABLE 12 - FIVE YEAR SCHEDULE OF NON-PERFORMING ASSETS

The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                                          December 31,
                                                               ----------------------------------------------------------------
(In thousands)                                                   1998          1997          1996          1995          1994
                                                               --------      --------      --------      --------      --------
Residential real estate loans:
        Nonaccrual loans                                       $  9,917      $ 16,534      $ 12,098      $ 15,451      $ 16,727
        Troubled debt restructurings                                 --            --            --            --            --
                                                               --------      --------      --------      --------      --------
             Total                                                9,917        16,534        12,098        15,451        16,727
                                                               --------      --------      --------      --------      --------

Commercial real estate loans:
        Nonaccrual loans                                         19,944        21,124        21,928        25,570        38,026
        Troubled debt restructurings                                  6         3,428         4,332         7,925        15,679
                                                               --------      --------      --------      --------      --------
             Total                                               19,950        24,552        26,260        33,495        53,705
                                                               --------      --------      --------      --------      --------

Commercial business loans and leases:
        Nonaccrual loans                                         14,920        15,669        11,400         9,892        12,725
        Troubled debt restructurings                                874           114           615         1,897         2,767
                                                               --------      --------      --------      --------      --------
             Total                                               15,794        15,783        12,015        11,789        15,492
                                                               --------      --------      --------      --------      --------

Consumer loans:
        Nonaccrual loans                                         10,865         8,658         5,618         4,143         4,335
        Troubled debt restructurings                                 --            --            --            --            --
                                                               --------      --------      --------      --------      --------
             Total                                               10,865         8,658         5,618         4,143         4,335
                                                               --------      --------      --------      --------      --------

Total nonperforming loans:
        Nonaccrual loans                                         55,646        61,985        51,044        55,056        71,813
        Troubled debt restructurings                                880         3,542         4,947         9,822        18,446
                                                               --------      --------      --------      --------      --------
             Total                                               56,526        65,527        55,991        64,878        90,259
                                                               --------      --------      --------      --------      --------

Other nonperforming assets:
        Other real estate owned, net of related reserves          7,030         8,367        14,611        15,997        25,212
        In-substance foreclosures, net of related reserves           --            --            --            --         3,391
        Repossessions, net of related reserves                    3,624         3,218         2,107         1,553         2,003
                                                               --------      --------      --------      --------      --------
             Total                                               10,654        11,585        16,718        17,550        30,606
                                                               --------      --------      --------      --------      --------

Total nonperforming assets                                     $ 67,180      $ 77,112      $ 72,709      $ 82,428      $120,865
                                                               ========      ========      ========      ========      ========

Accruing loans 90 days overdue                                 $ 21,962      $  8,786      $  8,466      $  4,999      $  6,730
                                                               ========      ========      ========      ========      ========

Total nonperforming loans as a percentage of total loans           0.80%         0.89%         0.93%         1.35%         2.02%
Total nonperforming assets as a percentage of total assets         0.56%         0.68%         0.78%         1.10%         1.77%
Total nonperforming assets as a percentage of total loans
        and other non-performing assets                            0.95%         1.04%         1.20%         1.71%         2.69%

Deposits

      Average interest-bearing deposits increased 9% during 1998 to $7.0 billion. Average retail certificates of deposit increased $234 million during 1998 to $3.5 billion. The average rate paid on certificates of deposit in 1998 of 5.43% was the same as 1997. See Table 14 for the scheduled maturities of certificates of deposits of $100,000 or more. As part of its overall funding strategy, the Company uses deposits obtained through investment banking firms which obtain funds from their customers for deposit with the Company ("brokered deposits"). These brokered deposits (which include short-term certificates of deposit and money market accounts) averaged $283 million and $155 million in 1998 and 1997, respectively. The average rate paid on brokered deposits was 5.83% in 1998 compared to 6.00% in 1997. Other interest-bearing deposits (savings, escrow, NOW and money market accounts) averaged $3.3 billion and $3.0 billion in 1998 and 1997, respectively. The average rate paid on these deposits declined from 2.54% in 1997 to 2.47% in 1998.

      Demand deposit accounts averaged $1.2 billion and $984 million in 1998 and 1997, respectively, an increase of $229.2 million. Excluding the impact of purchase acquisitions, average demand deposit accounts increased $205.9 million in 1998 or 21%. The increase in demand deposits is consistent with the Company's increased marketing of these lower-cost accounts.

TABLE 13 - CHANGE IN DEPOSIT BALANCES BY CATEGORY OF DEPOSITS

The following table presents the changes in the balances of deposits outstanding at the dates indicated.

                                              Year Ended December 31,                 1998-1997 Change
                                     ----------------------------------------     -------------------------
(Dollars in thousands)                  1998           1997           1996          Amount        Percent
                                     ----------------------------------------     -------------------------
Demand deposits                      $1,305,737     $1,155,327     $  945,299     $  150,410          13.02%
Money market access/NOW accounts      2,073,793      1,824,397      1,682,180        249,396          13.67%
Savings accounts                      1,284,074      1,353,249      1,317,881        (69,175)         -5.11%
Certificates of deposit               3,455,541      3,451,813      3,114,218          3,728           0.11%
Brokered deposits                       257,570        249,990         69,960          7,580           3.03%
                                     ----------------------------------------     ----------
     Total deposits                  $8,376,715     $8,034,776     $7,129,538     $  341,939           4.26%
                                     ========================================     ==========

TABLE 14 - MATURITY OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AT DECEMBER 31, 1998

The following table sets forth the scheduled maturity of certificates of deposit of $100,000 or more at December 31, 1998.

                                                   Balance             Percent
                                                   --------            --------
(Dollars in thousands)
3 months or less                                   $255,635               37.63%
Over 3 to 6 months                                  183,948               27.08%
Over 6 to 12 months                                 141,259               20.79%
More than 12 months                                  98,488               14.50%
                                                   --------            --------
                                                   $679,330              100.00%
                                                   ========            ========

Other Funding Sources

      Average borrowed funds for 1998 were $2.3 billion, compared with $1.7 billion in 1997. The Company's primary sources of funds, other than deposits, are securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Boston ("FHLB"). Average FHLB borrowings increased because growth in average earning assets, particularly loans held for sale, exceeded growth in deposits. FHLB collateral consists primarily of first mortgage loans secured by 1-4 family properties, certain unencumbered securities and other qualified assets. At December 31, 1998, FHLB borrowings amounted to $1.9 billion. The Company's additional borrowing capacity with the FHLB at December 31, 1998 was approximately $1.7 billion. See Note 11 to the Consolidated Financial Statements.

      At December 31, 1998 and 1997, securities sold under repurchase agreements amounted to $592.0 million and $567.0 million, respectively, and were collaterallized by mortgage backed securities and U.S. Government obligations. See Note 10 to the Consolidated Financial Statements.

ASSET LIABILITY MANAGEMENT

      The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-Liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (the "Board") and monitored periodically by a committee of the Board. The Board delegates responsibility for asset-liability management to the corporate Liquidity and Funds Management Committee ("LFMC"), which is comprised of members of senior management and sets strategic directives that guide the day-to-day asset-liability management activities of the Company. The LFMC also reviews and approves all major risk, liquidity and capital management programs.

Market Risk

      Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices, and other market-driven rates or prices. The Company has no trading operations and thus is only exposed to non-trading market risk.

      Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-credit risk to which the Company is exposed. Interest-rate risk is the sensitivity of income to changes in interest rates. Changes in interest rates, as well as fluctuations in the level and duration of assets, affect net interest income, the Company's primary source of revenue. This risk arises directly from the Company's core banking activities - lending, deposit gathering and loan servicing. In addition to directly impacting net interest income, changes in the level of interest rates can also affect, (i) the amount of loans originated and sold by the institution, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans and (iv) the value of the company's investment securities and mortgage loans and the resultant ability to realize gains on the sale of such assets.

      The primary objective of interest-rate risk management is to control the Company's exposure to interest-rate risk both within limits approved by the Board of Directors and guidelines established by the LFMC. These limits and guidelines reflect the Company's tolerance for interest-rate risk over both short-term and long-term horizons. The Company controls interest-rate risk by identifying, quantifying and, where appropriate, hedging its exposure.

      The Company quantifies and measures interest-rate exposures using a model to dynamically simulate net-interest income under various interest rate scenarios over 12 months. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps." Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of the Company's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans, securities and mortgage servicing rights). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of the Company's assets and liabilities.

      To cope with these uncertainties, management gives careful attention to its assumptions. For example, many of the Company's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and based on historical experience have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built in to the model. In the case of prepayment of mortgage assets, assumptions are derived from published dealer median prepayment estimates for comparable mortgage loans.

      The Company manages the interest-rate risk inherent in its core banking operations using on-balance sheet instruments, mainly fixed-rate portfolio securities and borrowed fund maturities. When appropriate, the Company will utilize off-balance sheet interest rate instruments such as interest-rate swaps, forward-rate agreements, options, options on swaps and exchange traded futures and options. The Company owns two interest-rate floors with a combined notional amount of $20 million, expiring from 1999-2000, which were purchased to protect certain rate sensitive assets against falling interest rates. The Company has no direct or contingent liability as a result of these floors.

      The Board's limits on interest-rate risk simulation specify that if interest rates were to shift up or down 300 basis points, estimated net interest income for the subsequent 12 months should decline by less than 10%. The Company was in compliance with this limit at December 31, 1998. The following table reflects the estimated exposure of the Company's net interest income for the 12 months following the date indicated assuming a gradual shift in market interest rates of 100 and 200 basis points, respectively.

                       200 Basis Point   100 Basis Point   100 Basis Point   200 Basis Point
                        Rate Increase     Rate Increase     Rate Decrease     Rate Decrease
                        -------------     -------------     -------------     -------------
                                               (Dollars in thousands)
December 31, 1998          $(1,253)           $118           $(3,262)           $(7,507)
                           =======            ====           ========           =======

     The results implied in the above table indicate a reduction in simulated net interest income for 1999 assuming a gradual shift up or down in market rates of 100 and 200 basis points across the entire yield curve. Assuming a downward shift in rates, savings, money market and NOW accounts have implied interest rate floors and it is assumed that the related interest expense on these accounts will not decrease in proportion to the downward shift in rates. Assuming a upward shift in rates of 200 basis points, the simulated increase in interest income would be less than the simulated increase in interest expense as the Company's fixed-rate earning assets exceed its fixed-cost paying liabilities. It should be emphasized, however, that the results are dependent on material assumptions such as those discussed above.

      The Company uses interest rate floors tied to the Constant Maturity Treasury ("CMT") index and U.S. Treasury debt instruments to mitigate the prepayment risk associated with mortgage servicing rights (see "Non-Interest Income" for further details). At December 31, 1998, the Company had $100 million notional amount in CMT floors and $40 million in Treasury bonds. See Note 14 to the Consolidated Financial Statements. For mortgage servicing rights, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately through an adjustment to their carrying value. If interest rates decline, estimated future fee income from mortgage servicing rights is reduced because of an expected increase in mortgage prepayments.

The following table sets forth the net exposure at the date indicated of the carrying value of mortgage servicing rights and related derivatives assuming an immediate shift by the indicated amount in market interest rates.

                                 200 Basis Point   100 Basis Point   100 Basis Point   200 Basis Point
                                  Rate Decrease     Rate Decrease     Rate Increase     Rate Increase
                                  -------------     -------------     -------------     -------------
                                                         (Dollars in thousands)
December 31, 1998
   Mortgage servicing rights         $(16,047)         $(10,029)         $  8,024          $ 12,036
   CMT floors                           7,600             3,400            (2,500)           (3,200)
   Treasury bonds                      14,336             6,360            (5,110)           (9,250)
                                     ========          ========          ========          ========
   Net exposure                      $  5,889          ($   269)         $    414          ($   414)
                                     ========          ========          ========          ========

      The foregoing estimates of the effects of specified changes in interest rates on the Company's net interest income and the carrying value of its mortgage servicing rights are based on various assumptions, as discussed above, which approximate actual experience and which management of the Company considers to be reasonable. The effects of changes in interest rates on the Company could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

      The most significant factors affecting market risk exposure of net interest income during 1998 were (i) the decrease in interest rates during October 1998, (ii) changes in the composition of mortgage assets, (iii) increases in consumer savings accounts and an increase in net free funds and
(iv) the increase in assets and off-balance sheet interest-rate instruments to increase the hedge position for mortgage servicing rights.

      The Company's earnings are not directly and materially impacted by movements in foreign currency rate or commodity prices. Virtually all transactions are denominated in the US dollar. Movements in equity prices may have an indirect but modest impact on earnings by affecting the volume of activity of the amount of fees from investment-related businesses.

LIQUIDITY

      On a parent-only basis, the Company does not have substantial commitments or debt service requirements. At December 31, 1998, such commitments consisted primarily of $105.7 million of junior subordinated debentures (including accrued interest) issued to a subsidiary, Peoples Heritage Capital Trust I, in connection with that subsidiary's issuance of 9.06% Capital Securities due 2027. See Notes 12 and 18 to the Consolidated Financial Statements. The principal sources of funds for the Company to meet parent-only obligations are dividends from its banking subsidiaries, which are subject to regulatory limitations. See
Note 13 to the Consolidated Financial Statements. Other sources of funds available to the Company on a parent-only basis include borrowings from public and private sources.

      For banking subsidiaries of the Company, liquidity represents the ability to meet both loan commitments and deposit withdrawals. Funds to meet these needs generally can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market and general economic conditions.

      In addition to traditional in-market deposit sources, banks have many other sources of liquidity, including proceeds from maturing securities and loans, the sale of securities, asset securitizations and other non-relationship funding sources, such as FHLB borrowings, senior or subordinated debt, commercial paper and wholesale purchased funds. Management believes that the high proportion of residential and installment consumer loans in its banks' loan portfolios also provides a significant amount of contingent liquidity through the conventional securitization programs that exist today.

      Management believes that the level of liquidity is sufficient to meet current and future funding requirements. For additional information regarding off-balance sheet risks and commitments, see Note 14 to the Consolidated Financial Statements.


CAPITAL

      At December 31, 1998, shareholders' equity totaled $901.1 million or 7.48% of total assets, as compared to $846.3 million or 7.42% at December 31, 1997. The 6% increase was primarily due to the Company's net income during 1998, which more than offset $38 million of stock repurchases (1,761,040 shares) and $42 million in dividends to shareholders. In addition, the Company issued 454,864 shares in connection with purchase acquisitions.

      During 1997, the Company completed a stock repurchase of 2,245,600 shares for $36 million and SIS repurchased $4 million of its common stock. In January 1997, a trust subsidiary of the Company issued $100 million of Capital Securities, as discussed above, which qualify as Tier 1 Capital. See Note 12 to the Consolidated Financial Statements.

      Capital guidelines issued by the Federal Reserve Board require the Company to maintain certain ratios. The Company's Tier 1 Capital, as defined by the Federal Reserve Board, was $875.7 million at December 31, 1998, compared to $810.8 million at December 31, 1997. The Company's regulatory capital ratios currently exceed all applicable requirements. See Note 13 to the Consolidated Financial Statements.

      The Company's banking subsidiaries also are subject to federal, and in certain cases, state regulatory capital requirements. At December 31, 1998, each of the Company's banking subsidiaries was deemed to be "well capitalized" under the regulations of the applicable federal banking agency and in compliance with applicable state regulatory capital requirements.


IMPACT OF THE YEAR 2000

General

      The Company recognizes the significant potential impact from what is generally called the "year-2000" computer problem. This problem results from a computer programming convention where the specification of year data is truncated to two digits instead of the literal four digits (i.e., the year "1998" is represented as "98" and the century indicator of "19" is only assumed or automatically added after processing is completed). As computer software programs using this programming convention encounter data with year-2000 dates, they may misinterpret the resulting "00" year representation as the year "1900" instead of "2000." Date-based calculations under these conditions could result in inaccurate results or system failures.

      The use of embedded chips in non-information processing applications has also increased the risk of year-2000 problems in automated control and production systems where date and calendar programming is involved (e.g., in automated building environment controls or automated production equipment). Year-2000 computer software or embedded chip system failures external to the Company have the potential for negative impacts if they occur "upstream" (at suppliers, service providers, fiduciary counter-parties, or funding sources) or "downstream" (at customers or other third-parties).

      As with most large financial service providers, the Company relies on a substantial number of information processing systems to deliver and manage its financial services products and the year-2000 problem presents a significant challenge. The Company relies heavily on external sources for computer software, basic infrastructure services, product-line support services, and other goods and materials. The Company also exchanges a significant volume of data with external parties, including other financial institutions, government entities, customers and business partners. The extent of the Company's reliance on external support for its business operations adds to the challenge of getting "year-2000 ready."


Solution Strategy

      The Company initiated a formal Year-2000 Readiness Project in 1997. A senior management committee monitors the project and receives status reports on a bi-weekly basis. The Board of Directors receives quarterly project status updates. A project team chaired by the Vice President of Technology and made up of a full-time project coordinator and team leaders from core support and data processing units directs the detail readiness effort. Business unit representatives are involved in assessment, testing, and implementation tasks as required. The Company is using both internal and external resources for various project tasks.

      The project plan has been segregated into five phases and closely follows the guidelines provided by the Federal Financial Institutions Examination Council ("FFIEC"), an inter-agency collaborative effort sponsored by the Federal Reserve Board, the Federal Deposit Insurance Corp., the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the National Credit Union Administration. The project phases and description are as follows:

      Awareness phase - the problem and project effort was initially defined and senior project sponsorship and support was obtained. The project team was formed and the overall nature of the project effort was communicated to employees and other important external parties. This phase was initiated in January 1997 and, except for the on-going customer and community awareness efforts, was completed in July 1998.

      Assessment phase - an inventory of system components, external relationships and funding risks was conducted across the Company. This included identifying all internally managed and controlled hardware, software, networks, unique processing platforms and external customer and vendor data processing interdependencies. Various non-information processing systems, such as physical security, elevator and HVAC/building operations, were also included in the inventory.

      Each system component was rated on its importance to the enterprise and its year-2000 compliance status. This assessment was used as a guide for repair or replacement priority and resource assignments. Systems and servicers were rated as "critical," "important" or "non-critical." A "critical" system, if not operational for 0-48 hours, would materially risk customer service delivery, assets or prestige of a primary business line; an "important" system, if not operational for 2 to 10 days, would present a similar risk. The Company identified nearly 100 internally controlled or managed systems or system categories as "critical." Approximately 30 external services or data interfaces are listed as "critical." Assessments of non-information processing systems indicated they were a low risk to the Company.

      During this phase, a plan to identify material customers (as funds takers, funds providers or capital market/asset management counterparties), assess their Year-2000 readiness, evaluate the risks to the Company and develop appropriate risk management strategies was formulated. The assessment phase for Company systems and external suppliers and servicers was concluded in August 1998.

      Renovation phase - a solution strategy was determined and planned for each system at risk and the strategies were executed. This included re-coding, hardware and software replacement or upgrade and other associated changes. For systems and services supplied by external parties, the Company obtained from vendors their year-2000 readiness certifications and statements or monitored the vendor's progress in renovation, internal testing and availability of certified systems or upgrades. The review of current service contracts for year-2000 implications were also included in this phase.

      The Company relies on vendors for over 90% of its software systems and components, including the core mainframe-based software. The remaining approximately 10% of software is mainframe-based customized product or in-house developed micro-computer database applications. The renovation phase commenced in October 1997. Software upgrades, custom code remediation, current functionality testing and re-installation into the production environment was completed in January 1999 for all of the critical rated mainframe-based software systems. Vendor upgrades have been received for all critical rated networked and stand-alone micro-computer systems and approximately 90% have been installed into the production environment as of December 1998. The remaining critical upgrades will be installed into the production environment by April 1999 while the important rated upgrades will be installed into production by June 1999. Any required renovations or replacements for non-information processing systems are expected to be completed by June 1999.

      Validation Phase - this phase includes developing and executing test scripts in specific testing environments where system dates can be set ahead and documenting the results. The validation plans closely follow regulatory guidance dictating the independent testing of critical systems in test centers even when vendor certifications are available. Testing designs include unit, integrated (with internal and external systems), point-to-point and end-to-end testing as appropriate. Business unit management, project management and internal audit provide final validation of the testing process and year-2000 readiness.

      Unit and internal integrated testing of critical software was substantially completed in January 1999, with re-testing and testing with critical external systems to be completed by April 1999. Micro-computer and mainframe hardware clock testing was completed in December 1998. Validation of internal telecommunications (voice and data) hardware are expected to be completed by April 1999. The testing and validation of critical and important rated systems are expected to be completed by June 1999.

      The Company is communicating with, or otherwise monitoring, the year-2000 readiness progress of significant external providers of infrastructure services on an on-going basis; the Company does not expect to directly test with these providers. At this time, the Company is not aware of any material disruption of infrastructure services which may be likely to occur.

      Implementation phase - once systems are validated as year-2000 ready, repairs, upgrades or replacements are installed into production if not done so already. Contingency plans and precautionary steps for various failure scenarios are developed based on an on-going risk assessment process and the Company's business recovery plan. A specific year-2000 implementation strategy (event management plan) will be developed to manage the century transition period. Contingency and event management plans are tested or validated by internal or external independent reviewers.

      This phase also includes the monitoring and evaluation of internal system changes for year-2000 risk impacts, the monitoring of material customer, vendor and counterparty risk, and the development and implementation of customer and community awareness efforts. The Company expects to complete the contingency and event management plan and validation by June 1999. In light of the foregoing, it is expected that the year-2000 event management team will be ready by December 1999 to manage the century transition period into the year 2000.


COSTS

      The Company does not separately track the internal costs incurred for the year 2000 project, except for the dedicated salary of the project coordinator. The vast majority of internal costs relates to the payroll cost for staff assigned to the year 2000 project team and Company personnel assigned to testing the changes resulting from the Year 2000 effort. The Company incurred approximately $1.4 million in incremental costs in 1998 for year-2000 work and currently estimates that incremental costs of the Year 2000 project will total approximately $1.7 million in 1999, for a total incremental cost of $3.1 million. The estimate of total year-2000 costs has increased $0.5 million from the Company's third quarter 1998 estimate due mainly to higher estimates for contract programming. All year-2000 costs are expensed as incurred and are being funded out of the Company's operating cash flow.


SUMMARY

      Based on the risk assessment, remediation, testing, and monitoring efforts to date, the Company expects substantially all of its critical and important systems will operate successfully in all material respects through the century change. Therefore, the Company believes internal system failures are unlikely to adversely affect the Company's operations or financial condition, although there can be no assurances in this regard. The Company has already successfully tested with several critical external service providers and will continue in 1999 to validate and monitor the readiness of the remainder, including the Company's electric power, telecommunications and transportation service providers. At this time, the Company believes the most likely "worst case" scenario consists of temporary and localized disruptions in infrastructure services which may disrupt the Company's ability to service customers and/or the ability of external service providers to service the Company.

      The magnitude and scope of the Company's efforts to address the year-2000 problem may be revised periodically as the quality and quantity of knowledge about the project increases. It should also be noted that this description of the Company's efforts involves estimates and projections that are subject to change as work continues and such changes could be substantial. Acquisitions effected by the Company, including without limitation the recently-completed acquisition of SIS and the proposed acquisition of Banknorth Group, Inc., announced on June 2, 1999, also could materially alter the potential effects of the Year 2000 issue on the Company's business and operations.

      Pursuant to FFIEC guidelines, the Company is required to develop commercial credit risk controls to monitor and assess Year 2000 risk. In conformity with industry standards, the Company has completed its goal to review 70% of the commercial loan balances for Year 2000 readiness. Follow-up reviews are being conducted as part of its ongoing due diligence effort.

IMPACT ON NEW ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This Statement, which is effective for years beginning January 1, 2000, is not expected to have a significant impact on the Company's financial condition or results of operations. In May 1999, the FASB issued an exposure draft to amend SFAS No. 133 to defer the effective date to January 1, 2001.


FORWARD LOOKING STATEMENTS

      Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary polices of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                                      December 31,
                                                                                             ------------------------------
(In thousands, except number of shares and per share data)                                       1998              1997
                                                                                             ------------      ------------
ASSETS

Cash and due from banks                                                                      $    415,435      $    474,864
Federal funds sold and other short-term investments                                               283,878            30,408
Securities available for sale, at market value                                                  2,986,131         2,378,866
Securities held to maturity, market value $245,555  in 1998
          and $221,891  in 1997                                                                   245,233           221,191
Loans held for sale, market value $518,299 in 1998
          and $408,615 in 1997                                                                    517,754           406,621

Loans and leases                                                                                7,088,031         7,370,624
          Less: Allowance for loan and lease losses                                               110,561           112,064
                                                                                             ------------      ------------
                      Net loans and leases                                                      6,977,470         7,258,560
                                                                                             ------------      ------------

Premises and equipment                                                                            144,574           150,572
Goodwill and other intangibles                                                                    124,363           127,416
Mortgage servicing rights                                                                          40,088            60,638
Other assets                                                                                      315,313           292,724
                                                                                             ------------      ------------
     Total assets                                                                            $ 12,050,239      $ 11,401,860
                                                                                             ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
          Savings accounts                                                                   $  1,284,074      $  1,353,249
          Money market access and NOW accounts                                                  2,073,793         1,824,397
          Certificates of deposit (including certificates of $100 or more of
                      $679,330 in 1998 and $569,478 in 1997)                                    3,455,541         3,451,813
          Brokered deposits                                                                       257,570           249,990
          Demand deposits                                                                       1,305,737         1,155,327
                                                                                             ------------      ------------
                      Total deposits                                                            8,376,715         8,034,776

Federal funds purchased and securities sold under repurchase agreements                           591,970           681,834
Borrowings from the Federal Home Loan Bank of Boston                                            1,936,585         1,578,867
Other borrowings                                                                                   25,659            21,401
Other liabilities                                                                                 118,182           138,727
                                                                                             ------------      ------------
          Total liabilities                                                                    11,049,111        10,455,605
                                                                                             ------------      ------------

Company obligated, mandatorily redeemable securities of subsidiary trust
          holding solely parent junior subordinated debentures                                    100,000           100,000

Shareholders' equity:
          Preferred stock, par value $0.01; 5,000,000 shares authorized,
                      none issued                                                                      --                --
          Common stock, par value $0.01; 200,000,000 shares authorized,
                      106,647,585 issued in 1998 and 105,257,407 in 1997                            1,066             1,052
          Paid-in capital                                                                         509,473           491,034
          Retained earnings                                                                       447,438           379,017
          Unearned compensation                                                                    (2,027)           (3,123)
          Accumulated other comprehensive income:
                      Net unrealized gain (loss) on securities available for sale                  (1,651)            7,938
          Treasury stock at cost (2,845,731 shares in 1998 and 2,039,497 shares in 1997)          (53,171)          (29,663)
                                                                                             ------------      ------------
          Total shareholders' equity                                                              901,128           846,255
                                                                                             ------------      ------------
                                                                                             $ 12,050,239      $ 11,401,860
                                                                                             ============      ============

See accompanying notes to Consolidated Financial Statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except
number of shares and per share data)                              Year Ended December 31,
                                                      ----------------------------------------------
                                                          1998             1997             1996
                                                      ------------     ------------     ------------
Interest and dividend income:
  Interest and fees on loans and leases               $    669,991     $    590,000     $    478,934
  Interest and dividends on securities                     167,468          171,270          132,142
                                                      ------------     ------------     ------------
     Total interest and dividend income                    837,459          761,270          611,076
                                                      ------------     ------------     ------------
Interest expense:
  Interest on deposits                                     284,935          261,478          223,100
  Interest on borrowed funds                               126,051           94,868           55,947
                                                      ------------     ------------     ------------
     Total interest expense                                410,986          356,346          279,047
                                                      ------------     ------------     ------------

     Net interest income                                   426,473          404,924          332,029
Provision for loan and lease losses                         14,430            6,391            8,810
                                                      ------------     ------------     ------------
     Net interest income after provision
          for loan and lease losses                        412,043          398,533          323,219
                                                      ------------     ------------     ------------

Noninterest income:
  Customer services                                         40,982           34,525           26,107
  Mortgage banking services                                 27,202           28,679           20,839
  Trust and investment advisory services                    16,590           12,621           10,227
  Insurance commissions                                     13,006            1,899               --
  Net securities gains                                       5,904            2,571            3,495
  Other noninterest income                                  15,002           14,076           11,492
                                                      ------------     ------------     ------------
                                                           118,686           94,371           72,160
                                                      ------------     ------------     ------------
Noninterest expenses:
  Salaries and employee benefits                           164,888          156,197          130,087
  Data processing                                           25,399           19,833           16,815
  Occupancy                                                 26,811           24,741           21,518
  Equipment                                                 20,621           21,641           17,086
  Amortization of goodwill and deposit premiums             11,611            8,743            5,527
  Distributions on securities of subsidiary trust            9,060            8,351               --
  Advertising and marketing                                 10,805           10,998            8,930
  Special charges                                           39,172           23,559            9,627
  Other noninterest expenses                                52,631           58,176           54,657
                                                      ------------     ------------     ------------
                                                           360,998          332,239          264,247
                                                      ------------     ------------     ------------

Income before income tax expense                           169,731          160,665          131,132
Applicable income tax expense                               56,907           56,993           43,791
                                                      ------------     ------------     ------------
     Net income                                       $    112,824     $    103,672     $     87,341
                                                      ============     ============     ============

Weighted average shares outstanding:
        Basic                                          103,637,875      102,219,049       96,068,639
        Diluted                                        105,767,728      104,722,008       98,112,141

Earnings per share:
        Basic                                         $       1.09     $       1.01     $       0.91
        Diluted                                               1.07             0.99             0.89

See accompanying notes to Consolidated Financial Statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands, except number of shares and per share data)


                                                                                                    Unearned
                                                          Par          Paid-in       Retained        Compen-       Treasury
                                                         Value         Capital       Earnings        sation          Stock
                                                       ---------------------------------------------------------------------
Balances at December 31, 1995                          $     968      $ 421,052      $ 273,330      $  (5,055)     $  (7,805)

Net income                                                    --             --         87,341             --             --
Unrealized gains on securities,
     net of reclassification adjustment(1)                   --             --             --             --             --

           Comprehensive income

Common stock issued for employee benefit plans                 6          3,583             --           (315)            --
Treasury stock issued for employee benefit plans              --             --           (134)            --          2,466
Treasury stock purchased and retired                          --           (609)            --             --           (419)
Treasury stock purchased pursuant to acquisition              --             --             --             --        (60,342)
Common stock issued pursuant to acquisition                   60         47,492             --             --         60,342
Decrease in unearned compensation - ESOP                      --            578             --          1,677             --
Cash dividends paid                                           --             --        (29,862)            --             --
Common stock dividends declared                               10         11,412        (11,422)            --             --
                                                       ---------------------------------------------------------------------
Balances at December 31, 1996                              1,044        483,508        319,253         (3,693)        (5,758)

Net income                                                    --             --        103,672             --             --
Unrealized gains on securities,
     net of reclassification adjustment(1)                    --             --             --             --             --

           Comprehensive income

Common stock issued for employee benefit plans                 7          4,846             --             --             --
Treasury stock issued for employee benefit plans              --             23         (1,042)           (98)         9,494
Treasury stock purchased                                      --             --             --             --        (40,110)
Common stock issued for acquisitions                                                     2,572         (1,042)         6,131
Payment in lieu of fractional shares                          --             (5)            --             --             --
Decrease in unearned compensation - ESOP                      --            901             --            668             --
Cash dividends paid                                           --             --        (43,669)            --             --
Common stock dividends declared                                1          1,761         (1,769)            --             --
                                                       ---------------------------------------------------------------------
Balances at December 31, 1997                              1,052        491,034        379,017         (3,123)       (29,663)

Net income                                                    --             --        112,824             --             --
Unrealized losses on securities,
     net of reclassification adjustment(1)                    --             --             --             --             --

           Comprehensive income

Cancellation of CFX treasury shares at acquisition            (1)        (1,879)            --             --          1,880
Common stock issued for employee benefit plans                11         10,387             --           (545)            --
Treasury stock issued for employee benefit plans              --             --         (2,244)            --         12,615
Treasury stock purchased                                      --             --             --             --        (38,003)
Common stock issued for acquisitions                           5          8,601             --             --             --
Payment of lieu fractional shares                             (1)           (46)            --             --             --
Decrease in unearned compensation - ESOP                      --          1,376                         1,641             --
Cash dividends paid                                           --             --        (42,159)            --             --
                                                       ---------------------------------------------------------------------
Balances at December 31, 1998                          $   1,066      $ 509,473      $ 447,438      $  (2,027)     $ (53,171)
                                                       =====================================================================

                                                         Accumulated
                                                            Other
                                                        Comprehensive
                                                            Income         Total
                                                          ------------------------
Balances at December 31, 1995                             $   9,911      $ 692,401

Net income                                                       --         87,341
Unrealized gains on securities,
     net of reclassification adjustment(1)                   (8,895)        (8,895)
                                                                         ---------
           Comprehensive income                                             78,446
                                                                         ---------
Common stock issued for employee benefit plans                   --          3,274
Treasury stock issued for employee benefit plans                 --          2,332
Treasury stock purchased and retired                             --         (1,028)
Treasury stock purchased pursuant to acquisition                 --        (60,342)
Common stock issued pursuant to acquisition                     344        108,238
Decrease in unearned compensation - ESOP                         --          2,255
Cash dividends paid                                              --        (29,862)
Common stock dividends declared                                  --             --
                                                          ------------------------
Balances at December 31, 1996                                 1,360        795,714

Net income                                                       --        103,672
Unrealized gains on securities,
     net of reclassification adjustment(1)                    6,578          6,578
                                                                         ---------
           Comprehensive income                                            110,250
                                                                         ---------
Common stock issued for employee benefit plans                   --          4,853
Treasury stock issued for employee benefit plans                 --          8,357
Treasury stock purchased                                         --        (40,110)
Common stock issued for acquisitions                                         9,303
Payment in lieu of fractional shares                             --             (5)
Decrease in unearned compensation - ESOP                         --          1,569
Cash dividends paid                                              --        (43,669)
Common stock dividends declared                                  --             (7)
                                                          ------------------------
Balances at December 31, 1997                                 7,938        846,255

Net income                                                       --        112,824
Unrealized losses on securities,
     net of reclassification adjustment(1)                   (9,589)        (9,589)
                                                                         ---------
           Comprehensive income                                            103,235
                                                                         ---------
Cancellation of CFX treasury shares at acquisition               --             --
Common stock issued for employee benefit plans                   --          9,853
Treasury stock issued for employee benefit plans                 --         10,371
Treasury stock purchased                                         --        (38,003)
Common stock issued for acquisitions                             --          8,606
Payment of fractional shares                                     --            (47)
Decrease in unearned compensation - ESOP                         --          3,017
Cash dividends paid                                              --        (42,159)
                                                          ------------------------
Balances at December 31, 1998                             $  (1,651)     $ 901,128
                                                          ========================

(1) Disclosure of reclassification amount (All amounts net of tax):

                                                                                 December 31,
                                                                       --------------------------------
                                                                        1998         1997        1996
                                                                       --------------------------------
Unrealized holding gains (losses) arising during the period            $(5,751)     $ 8,249     $(6,623)
Less: reclassification adjustment for net gains included in
  net income                                                             3,838        1,671       2,272
                                                                       --------------------------------
Net unrealized gains (losses) on securities                            $(9,589)     $ 6,578     $(8,895)
                                                                       ================================

See accompanying notes to Consolidated Financial Statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                                                 Year Ended December 31,
                                                                                    ---------------------------------------------
                                                                                       1998             1997             1996
                                                                                    ---------------------------------------------
Cash flows from operating activities:
Net income                                                                          $   112,824      $   103,672      $    87,341
Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Provision for loan and lease losses                                                 14,430            6,391            8,810
     Provision for depreciation                                                          19,196           19,025           16,051
     Amortization of goodwill and other intangibles                                      11,611            8,743            5,527
     Net (increase) decrease in net deferred tax assets                                  21,450           13,295             (417)
     ESOP and restricted stock expense                                                    3,017            1,569            1,890
     Net (gains) losses realized from sales of securities and consumer loans             (5,904)          (2,484)          (2,931)
     Net (gains) losses realized from sales of loans held for sale                      (18,500)         (11,796)          (7,968)
     Net decrease (increase) in mortgage servicing rights                                20,550          (19,268)          (9,312)
     Proceeds from sales of loans held for sale                                       5,196,974        3,225,097        1,124,713
     Residential loans originated and purchased for sale                             (5,289,607)      (3,420,896)      (1,156,234)
     Net decrease (increase) in interest and dividends receivable and
       other assets                                                                     (34,737)         (58,407)           7,653
     Net increase (decrease) in other liabilities                                       (17,281)         (11,801)          31,654
                                                                                    ---------------------------------------------
Net cash provided (used) by operating activities                                    $    34,023      ($  146,860)     $   106,777
                                                                                    ---------------------------------------------

Cash flows from investing activities:
     Proceeds from maturities and principal repayments of investment securities     $    96,327      $   103,499      $   141,309
     Purchase of investment securities                                                 (148,553)         (72,018)        (157,217)
     Proceeds from sales of securities available for sale                               632,328          331,535          177,263
     Proceeds from maturities and principal repayments of securities
       available for sale                                                             1,099,653          909,318          816,666
     Purchases of securities available for sale                                      (2,320,488)      (1,535,534)      (1,077,723)
     Net (increase) decrease in loans and leases                                        266,310       (1,109,716)        (778,776)
     Proceeds from sales of loans                                                            --           36,502           20,420
     Net additions to premises and equipment                                            (18,011)         (18,342)         (24,663)
     Payment for acquisitions, net of cash acquired                                          --          (28,261)          54,605
                                                                                    ---------------------------------------------
Net cash provided (used) by investing activities                                    ($  392,434)     ($1,383,017)     ($  828,116)
                                                                                    ---------------------------------------------

Cash flows from financing activities:
     Net increase (decrease) in deposits                                            $   341,939      $   551,062      $   430,894
     Net increase (decrease) in securities sold under repurchase agreements              28,490           80,472          233,222
     Proceeds from Federal Home Loan Bank of Boston borrowings                        3,585,930        1,884,655        1,036,076
     Payments on Federal Home Loan Bank of Boston borrowings                         (3,228,212)      (1,174,560)        (800,754)
     Proceeds from issuance of securities of subsidiary trust                                --           98,361               --
     Net increase (decrease) in other borrowings                                            750           (8,584)            (885)
     Issuance of common stock                                                            18,563           13,198            5,355
     Purchase of treasury stock                                                         (38,003)         (40,110)         (61,370)
     Cash dividends paid to shareholders                                                (42,159)         (43,669)         (29,862)
                                                                                    ---------------------------------------------
Net cash provided by financing activities                                           $   667,298      $ 1,360,825      $   812,676
                                                                                    ---------------------------------------------

Increase (decrease) in cash and cash equivalents                                    $   308,887      $  (169,052)     $    91,337
Cash and cash equivalents at beginning of period                                        390,426          559,478          468,141
                                                                                    ---------------------------------------------
Cash and cash equivalents at end of period                                          $   699,313      $   390,426      $   559,478
                                                                                    =============================================

In conjunction with the purchase acquisitions detailed in Note 2 to the
Consolidated Financial Statements, assets were acquired and liabilities were assumed as follows:
     Fair value of assets acquired                                                  $    10,615      $    21,424      $   959,089
     Less liabilities assumed                                                             2,009           12,122          850,851
                                                                                    ---------------------------------------------
     Net effect on capital                                                          $     8,606      $     9,302      $   108,238
                                                                                    =============================================

For the years ended December 31, 1998, 1997 and 1996, interest of $418,509, $349,112 and $273,953 and income taxes of $35,273, $43,026 and $29,282 were paid, respectively. During 1998, $28,184 of investment securities were transferred to securities available for sale. During 1997, $73,859 of portfolio loans were transferred to loans held for sale.

See accompanying notes to Consolidated Financial Statements.

PEOPLES HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts expressed in thousands, except share data)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of Peoples Heritage Financial Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The Company's principal business activities are retail, commercial and mortgage banking as well as trust, investment advisory and insurance brokerage services, and are conducted through the Company's direct and indirect subsidiaries located in Maine, New Hampshire, Massachusetts and Connecticut, consisting of Peoples Heritage Bank, Bank of New Hampshire, Family Bank and Glastonbury Bank & Trust, respectively (collectively, the "Banks"), as well as wholly owned subsidiaries of the Banks. The Company and its subsidiaries are subject to competition from other financial institutions and are also subject to regulation of, and periodic examination by, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Maine Bureau of Banking, the New Hampshire Bank Commissioner and the Federal Reserve Board. The following is a description of the more significant accounting policies.

Financial Statement Presentation.

      The Consolidated Financial Statements include the accounts of Peoples Heritage Financial Group, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

      The Consolidated Financial Statements have been restated to reflect the Company's acquisition of SIS Bancorp, Inc. on January 1, 1999 which was accounted for as a pooling-of-interests. In accordance with accounting requirements for pooling-of-interests business combinations, the financial statements of PHFG and SIS have been combined based on historical financial statements as previously reported by each company, with certain adjustments to the 1997 and 1996 financial statements of SIS. In 1997 and 1996, SIS had reduced its valuation allowance (and income tax expense) on deferred tax assets by $0.1 million and $9.4 million, respectively. These tax benefits have been reversed and recorded in periods prior to 1996 because, on a combined basis, PHFG would have assessed that these benefits were realizable in earlier periods. See Note 2
- "Acquisitions".

      Assets held in a fiduciary capacity by subsidiary trust departments are not assets of the Company and, accordingly, are not included in the Consolidated Balance Sheets.

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan and lease losses, deferred tax assets and the valuation of mortgage servicing rights.

Cash and Cash Equivalents.

      The Company is required to comply with various laws and regulations of the Federal Reserve Bank which require that the Company maintain certain amounts of cash on deposit and is restricted from investing those amounts.

      For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks federal funds sold and other short-term investments minus federal funds purchased. Generally, federal funds are sold or purchased for one-day periods.

Securities.

      Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost.

      Investments not classified as "held to maturity" are classified as "available for sale." Securities available for sale consist of debt and equity securities that are available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at market value. Changes in market value, net of applicable income taxes, are reported as a separate component of shareholders' equity and comprehensive income. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of income as a writedown.

      Premiums and discounts are amortized and accreted over the term of the securities on a level yield method adjusted for prepayments. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method.

Loans.

      Loans are carried at the principal amounts outstanding adjusted by partial charge-offs and net deferred loan costs or fees. Except for residential real estate and consumer loans, loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or when in management's judgment the collectibility of interest or principal of the loan has been significantly impaired. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value.

      Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield using the interest method over the contractual life of the related loans.

      Consumer lease financing loans are carried at the amount of minimum lease payments plus residual values, less unearned income which is amortized into interest income using the interest method.

Allowance for Loan and Lease Losses.

      The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectable. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off, and reduced by charge-offs on loans and leases.

      Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future potential losses. The Company evaluates the commercial loan portfolio by using a loan by loan analysis of a significant portion of "classified" loans and calculating a reserve requirement on these loans. Based on these results, loss factors are applied to the remaining portfolio to calculate a range of possible loan losses. Loss factors are calculated based on the assigned risk rating, and are regularly updated based on the Company's actual loss experience. Residential real estate and consumer loans are evaluated as a group by applying historical charge-off and recovery experience to the current outstanding balance in each loan category, with consideration given to loan growth over the preceding twelve months. Although management uses available information to establish the appropriate level of the allowance for loan and lease losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Bank Owned Life Insurance

      Bank owned life insurance (BOLI) represents life insurance on the lives of certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other income, and are not subject to income taxes. The cash value is included in other assets.

Premises and Equipment.

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of related assets.

      Long-lived assets are evaluated periodically for other-than-temporary impairment. An assessment of recoverability is performed prior to any writedown of the asset. If circumstances suggest that their value may be permanently impaired, an expense would then be charged in the current period.

Goodwill and Other Intangibles.

      Goodwill is amortized on a straight-line basis over various periods not exceeding twenty years; core deposit premiums are amortized on a level-yield basis over the estimated life of the associated deposits. Goodwill and other intangible assets are reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset.

Mortgage Banking and Loans Held for Sale.

      Loans originated for sale are classified as held for sale. These loans are specifically identified and carried at the lower of aggregate cost or estimated market value. Forward commitments to sell residential real estate mortgages are contracts that the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, current investor yield requirements.

      Gains and losses on sales of mortgage loans are determined using the specific identification method and recorded as mortgage sales income, a component of mortgage banking services income. The gains and losses resulting from the sales of loans with servicing retained are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans. Purchased mortgage servicing rights are recorded at cost upon acquisition.

      Mortgage servicing rights are amortized on an accelerated method over the estimated weighted average life of the loans. Amortization is recorded as a charge against mortgage service fee income, a component of mortgage banking services income. The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances. In evaluating the realizability of the carrying values of mortgage servicing rights, the Company assesses the estimated life of its servicing portfolio based on data which is disaggregated to reflect note rate, type and term on the underlying loans.

      Mortgage servicing fees received from investors for servicing their loan portfolios are recorded as mortgage servicing fee income when received. Loan servicing costs are charged to noninterest expenses when incurred.

Derivative Financial Instruments

      The Company may purchase interest rate floors tied to the CMT index to mitigate the prepayment risk associated with mortgage servicing rights which are accounted for as a trading instruments and are carried at fair value. Changes in fair value are reported as a component of mortgage banking income. The Company also utilizes Treasury options to modify its forward mortgage commitments. Changes in fair value of the options are included in the calculation of the carrying value of loans held for sale.

Investments in Limited Partnerships

      The Company has several investments in tax advantaged limited partnerships. These investments are included in other assets and are amortized over the same period the tax benefits are expected to be received.

Pension, 401(k), and Other Employee Benefit  Plans

      The Company and its subsidiaries have defined benefit and defined contribution pension plans which cover most full-time employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

      The Company maintains Section 401(k) savings plans for substantially all employees of the Company and its subsidiaries. Under the plans, the Company makes a matching contribution of a portion of the amount contributed by each participating employee, up to a percentage of the employee's annual salary. The plans allow for supplementary profit sharing contributions by the Company, at its discretion, for the benefit of participating employees.

      The Company has a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible to participate in the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. Through its acquisition of SIS Bancorp, Inc. ("SIS") the Company sponsors a leveraged employee stock ownership plan (the "SIS ESOP"). The Company is required to make annual contributions to the SIS ESOP equal to the ESOP's debt service and the unallocated shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to eligible employees. The Company accounts for this ESOP in accordance with AICPA SOP 93-6 "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as long-term debt and the shares pledged as collateral are reported as unearned compensation on the balance sheet. As shares are released from collateral, the Company records compensation expense equal to the current market price of the shares, and the shares are treated as outstanding for purposes of calculating earnings per share.

Stock Compensation Plans

      Statement of Financial Accounting Standards (SFAS No. 123), "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. See Note 15 - Stock Based Compensation Plans.

Income Taxes

      The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes are allocated to each entity in the consolidated group based on its share of taxable income.

      Tax credits generated from limited partnerships are reflected in earnings when realized for federal income tax purposes.

Earnings Per Share

      Earnings per share have been computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per share have been calculated by dividing net income by weighted average shares outstanding before any dilution adjusted to exclude the weighted average number of unallocated shares held by the ESOP. Diluted earnings per share have been calculated by dividing net income by weighted average shares outstanding after giving effect to the potential dilution that could occur if the common stock equivalents were converted into common stock using the treasury stock method.

Segment Reporting

      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. This statement was effective for 1998 annual financial statements. The Company's primary business is banking, which provides over 90% of its revenues and profits. Banking services are provided within the framework of four community banks which have similar economic characteristics and provide similar products and services through similar distribution channels in similar regulatory environments. Accordingly disaggregated segment information is not presented.

2. ACQUISITIONS

      On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16,255,885 shares of common stock of the Company (the "Common Stock") were issued in connection with this acquisition, which was accounted for as a pooling-of-interests. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998.

      During 1998, the Company completed the acquisition of three insurance agencies for an aggregate of 454,864 shares of Common Stock. These acquisitions were accounted for as purchases and, accordingly, the company's financial statements reflect them from the date of acquisition. The Company recorded $9.3 million of goodwill in connection with these purchases. The acquired agencies are being integrated into the Company's existing insurance agency operations.

      On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32,796,280 shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

      In the fourth quarter of 1997, the Company purchased Atlantic Bancorp ("Atlantic"), the parent company of Atlantic Bank N.A. headquartered in Portland, Maine, for $70.8 million. Atlantic had total assets of $462.9 million and total shareholders' equity of $37.7 million. The Company recorded $34.7 million of goodwill with this transaction. During the same period, the Company also acquired all of the outstanding stock of MPN Holdings "MPN", the holding company of Morse, Payson & Noyes Insurance. The transaction was effected through the exchange of MPN stock for 445,678 shares of Common Stock and resulted in $7.8 million of goodwill. Both acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition.

      On December 17, 1997, SIS completed the acquisition of GBT. Upon acquisition, GBT's common stock was converted into an equivalent of approximately 3,046,816 PHFG shares. The acquisition of GBT was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

      On December 6, 1996, the Company completed the acquisition of Family Bancorp, the holding company for Family. Approximately 10,960,670 shares of Common Stock were issued in connection with this transaction, including 5,000,000 shares of treasury stock. Family had total assets of $925.8 million and total shareholders' equity of $73.3 million. This transaction was accounted for as a purchase and, accordingly, the financial statements reflect it from the date of acquisition. The Company recorded $34.2 million of goodwill in connection with this purchase.

      On April 2, 1996, the Company completed the acquisition of Bank of New Hampshire Corporation ("BNHC"), the holding company for BNH. Approximately 16,256,660 shares of Common Stock were issued in connection with this transaction. At December 31, 1995, BNHC had total consolidated assets of $977.8 million and total consolidated shareholders' equity of $84.5 million. The acquisition of BNHC was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

      The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions (collectively, "special charges"). On a pre-tax basis special charges amounted to $39.2 million, $23.6 million and $9.6 million in 1998, 1997 and 1996, respectively. For additional information, see Note 9 - Special Charges.

Pending Acquisition

      On June 2, 1999 the Company entered into a definitive agreement to acquire Banknorth Group, Inc. ("Banknorth"). Banknorth is headquartered in Burlington, Vermont and has 101 offices located throughout Vermont, Massachusetts, New Hampshire and Upstate New York. Under the terms of the definitive agreement, shareholders of Banknorth will receive 1.825 shares of newly issued shares of the Company's common stock for each share of Banknorth common stock, plus cash in lieu of any fractional share interest. The definitive agreement is subject to the approval of the shareholders of both Banknorth and the Company, the receipt of requisite regulatory approvals and other customary closing conditions. The acquisition is expected to be accounted for using the pooling-of-interests method and close by the end of 1999.

3. SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

A summary of the amortized cost and market values of securities available for sale and held to maturity follows:

                                                        Amortized     Gross Unrealized   Gross Unrealized       Market
AVAILABLE FOR SALE                                         Cost            Gains              Losses            Value
                                                        ----------------------------------------------------------------
DECEMBER 31, 1998:
U. S. Government obligations and obligations
   of U.S. Government agencies and corporations         $  352,422       $      701         $     (815)       $  352,308
Tax-exempt bonds and notes                                  36,461              895                 --            37,356
Other bonds and notes                                        3,201               42                 --             3,243
Mortgage-backed securities                               2,232,978            3,439             (7,863)        2,228,554
Collateralized mortgage obligations                        200,774              882               (679)          200,977
                                                        ----------------------------------------------------------------
              Total debt securities                      2,825,836            5,959             (9,357)        2,822,438
Federal Home Loan Bank of Boston stock                     123,706               --                 --           123,706
Other equity securities                                     39,234            1,311               (558)           39,987
                                                        ----------------------------------------------------------------
              Total equity securities                      162,940            1,311               (558)          163,693
                                                        ----------------------------------------------------------------
              Total securities available for sale       $2,988,776       $    7,270         $   (9,915)       $2,986,131
                                                        ================================================================
DECEMBER 31, 1997:
U. S. Government obligations and obligations
   of U.S.Government agencies and corporations          $  522,742       $    1,894         $     (709)       $  523,927
Tax-exempt bonds and notes                                  28,865              435                 --            29,300
Other bonds and notes                                       82,780               15                (33)           82,762
Mortgage-backed securities                               1,272,696            9,126             (2,535)        1,279,287
Collateralized mortgage obligations                        308,864            1,769               (244)          310,389
                                                        ----------------------------------------------------------------
              Total debt securities                      2,215,947           13,239             (3,521)        2,225,665
Federal Home Loan Bank of Boston stock                      99,565               --                 --            99,565
Other equity securities                                     50,816            2,824                 (4)           53,636
                                                        ----------------------------------------------------------------
              Total equity securities                      150,381            2,824                 (4)          153,201
                                                        ----------------------------------------------------------------
              Total securities available for sale       $2,366,328       $   16,063         $   (3,525)       $2,378,866
                                                        ================================================================

HELD TO MATURITY:
DECEMBER 31, 1998:
Other bonds and notes                                   $      330       $        0         $       (4)       $      326
Asset backed securities                                     65,350              328               (104)           65,574
Mortgage-backed securities                                 168,554              541               (521)          168,574
Collateralized mortgage obligations                         10,999               90                 (8)           11,081
                                                        ----------------------------------------------------------------
              Total securities held to maturity         $  245,233       $      959         $     (637)       $  245,555
                                                        ================================================================
DECEMBER 31, 1997:
U. S. Government obligations and obligations
   of U.S.Government agencies and corporations          $   10,121       $       76         $      (15)       $   10,182
Tax-exempt bonds and notes                                  13,470              177                 (1)           13,646
Other bonds and notes                                          745                1                 --               746
Asset backed securities                                     46,046              241               (144)           46,143
Mortgage-backed securities                                 147,516              774               (427)          147,863
Collateralized mortgage obligations                          3,293               44                (26)            3,311
                                                        ----------------------------------------------------------------
              Total securities held to maturity         $  221,191       $    1,313         $     (613)       $  221,891
                                                        ================================================================

The amortized cost and market values of debt securities available for sale at December 31, 1998 by contractual maturities are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1998, the Company had $113.4 million of securities available for sale with call provisions.

                                                  Available for Sale                Held to Maturity
                                           Amortized Cost    Market Value    Amortized Cost    Market Value
                                             -------------------------------------------------------------
December 31, 1998:
Due in one year or less                      $  174,659       $  175,082       $      589       $      595
Due after one year through five years           171,804          172,250            4,554            4,629
Due after five years through ten years          129,157          129,646           27,830           27,971
Due after ten years                           2,350,216        2,345,460          212,260          212,360
                                             -------------------------------------------------------------
              Total debt securities          $2,825,836       $2,822,438       $  245,233       $  245,555
                                             =============================================================

A summary of realized gains and losses on securities available for sale for 1998, 1997 and 1996 follows:

                                                           Gross Realized
                                                       -----------------------
                                                       Gains            Losses
                                                       ------           ------
1998                                                   $5,927           $   23
1997                                                    5,322            2,751
1996                                                    3,725              230

4. LOANS AND LEASES

      The Company's lending activities are conducted principally in New England. The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one to four units) residences; commercial real estate loans, which are secured by multi-family (five or more units) residential and commercial real estate; commercial business loans and leases; and consumer loans and leases. A summary of loans and leases follows:

                                                              December 31,
                                                       -------------------------
                                                          1998           1997
                                                       ----------     ----------
Residential real estate mortgages                      $2,230,615     $2,908,834
Commercial real estate mortgages:
            Commercial real estate                      1,463,222      1,459,330
            Construction and development                  158,668        131,275
                                                       ----------     ----------
                                                        1,621,890      1,590,605
Commercial business loans and leases                    1,146,242      1,003,129
Consumer loans and leases                               1,910,676      1,707,898
Home Equity loans                                         178,608        160,158
                                                       ----------     ----------
   Total loans and leases                              $7,088,031     $7,370,624
                                                       ==========     ==========

Loans and leases include unearned income and net deferred loan costs of $11.4 million at December 31, 1998 and net deferred loan fees of $4.2 million at December 31, 1997.

NON-PERFORMING LOANS

The following table sets forth information regarding nonperforming loans and accruing loans 90 days or more overdue at the dates indicated:

                                                    December 31,
                                               ---------------------
                                                 1998          1997
                                               -------       -------
Residential real estate mortgages :
        Nonaccrual loans                       $ 9,917       $16,534
Commercial real estate loans:
        Nonaccrual loans                        19,944        21,124
        Troubled debt restructurings                 6         3,428
                                               -------       -------
        Total                                   19,950        24,552
Commercial business loans and leases:
        Nonaccrual loans                        14,920        15,669
        Troubled debt restructurings               874           114
                                               -------       -------
        Total                                   15,794        15,783
Consumer loans:
        Nonaccrual loans                        10,865         8,658
Total nonperforming loans:
        Nonaccrual loans                        55,646        61,985
        Troubled debt restructurings               880         3,542
                                               -------       -------
        Total                                  $56,526       $65,527
                                               =======       =======

Accruing loans which are 90 days overdue       $21,962       $ 8,786
                                               =======       =======

      The ability and willingness of borrowers to repay loans is generally dependent on current economic conditions and real estate values within the borrowers' geographic areas.

      Interest income that would have been recognized for 1998 if nonperforming loans at December 31, 1998 had been performing in accordance with their original terms approximated $5.1 million.

      Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and loans on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or on which payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into the consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed.

      At December 31, 1998 and 1997, total impaired loans were $47.2 million and $44.3 million, of which $21.9 million and $26.8 million had related allowances of $7.6 million and $7.4 million, respectively. During the years ended December 31, 1998 and 1997, the income recognized related to impaired loans was $3.7 million and $2.8 million respectively, and the average balance of outstanding impaired loans was $44.0 million and $45.6 million, respectively. The Company recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of loan.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

      Changes in the allowance for loan and lease losses follow:

                                                 Year ended December 31,
                                       -------------------------------------------
                                          1998             1997             1996
                                       -------------------------------------------
Balance at beginning of period         $ 112,064        $ 106,769        $  98,833
Allowance on acquired loans                    -            7,361           11,365
Provisions charged to operations          14,430            6,391            8,810
Loans and leases charged off             (26,680)         (22,848)         (27,989)
Recoveries                                10,747           14,391           15,750
                                       -------------------------------------------
Balance at end of period               $ 110,561        $ 112,064        $ 106,769
                                       ===========================================

6. PREMISES AND EQUIPMENT

      A summary of premises and equipment follows:

                                                           December 31,
                                                     -----------------------
                                                       1998           1997
                                                     -----------------------
Land                                                 $ 17,537       $ 20,757
Buildings and leasehold improvements                  148,762        157,158
Furniture, fixtures and equipment                     137,450        129,581
                                                     -----------------------
                                                      303,749        307,496
Less accumulated depreciation and amortization        159,175        156,924
                                                     -----------------------
                                                     $144,574       $150,572
                                                     =======================

7. MORTGAGE SERVICING RIGHTS

      An analysis of mortgage servicing rights for the years ended December 31, 1998, 1997 and 1996 follows:

                                                                                          December 31,
                                                                       -------------------------------------------------
                                                                           1998               1997               1996
                                                                       -------------------------------------------------
Balance at January 1                                                   $    60,638        $    41,370        $    27,600
Mortgage servicing rights capitalized                                       80,816             55,952             19,785
Mortgage servicing rights acquired through acquisition                           -                586              3,731
Amortization charged against mortgage servicing fee income                 (14,370)            (8,093)            (6,127)
Impairment reserve charged against mortgage servicing fee income           (11,086)                 -                  -
Mortgage servicing rights sold                                             (75,910)           (29,177)            (3,619)
                                                                       -------------------------------------------------
Balance at December 31                                                 $    40,088        $    60,638        $    41,370
                                                                       =================================================
Residential real estate loans serviced for investors                   $ 4,243,181        $ 6,149,111        $ 5,170,926
                                                                       =================================================

      The Company generally continues to service residential real estate mortgages after the loans have been sold into the secondary market. The Company pays the investor that purchased the loan a pass-through rate which is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. The Company capitalizes mortgage servicing rights at their allocated cost, based on relative fair values upon sale of the related loans. The Company periodically sells residential mortgage servicing rights to other servicers.

8. INCOME TAXES

The current and deferred components of income tax expense follow:

                          1998           1997           1996
                        --------------------------------------
Current
          Federal       $ 31,209       $ 38,183       $ 40,681
          State            2,338          3,700          2,838
Deferred
          Federal         19,448         14,060         (1,717)
          State            3,912          1,050          1,989
                        --------------------------------------
                        $ 56,907       $ 56,993       $ 43,791
                        ======================================

The following table reconciles the expected federal income tax expense (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense:

                                                                1998            1997            1996
                                                              ----------------------------------------
Computed federal tax expense                                  $ 59,406        $ 56,233        $ 45,896
State income tax, net of federal benefits                        4,063           3,088           3,137
Benefit of tax-exempt income                                    (1,778)         (1,440)         (1,351)
Nondeductible merger expenses                                    2,691           1,854           1,495
Amortization of goodwill and other intangibles                   2,785           2,131           1,115
Low income/rehabilitation credits                               (2,994)         (2,890)         (1,670)
Restructuring of legal entities within affiliated group         (5,069)              -               -
Increase in cash surrender value of life insurance              (1,297)           (765)              -
Tax bad debt recapture                                               -               -          (2,790)
Other, net                                                        (900)         (1,218)         (2,041)
                                                              ----------------------------------------
Recorded income tax expense                                   $ 56,907        $ 56,993        $ 43,791
                                                              ========================================

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities which are included in Other Assets and Other Liabilities, respectively, at December 31, 1998 and 1997 follow:

                                                                               At December 31,
                                                                            ---------------------
Deferred tax assets                                                          1998          1997
                                                                            ---------------------
          Allowance for loan and lease losses                               $40,115       $40,847
          Reserve for mobile home dealers                                     1,404         1,812
          Accrued pension expense                                             4,902         3,230
          Difference of tax and book basis of OREO                              229           623
          Interest accrued and payments received on
              non-performing loans for tax purposes                           1,408         1,444
          Compensation and employee benefits                                  3,840         2,661
          Book reserves not yet realized for tax purposes                     1,629             -
          Unrealized depreciation on securities                                 995             -
          Investment in leasehold residual                                        -         3,266
          Alternative minimum tax credit carry forward                            -         1,509
          Employee stock awards                                                 501           213
          NOL carryforwards, state                                                -           120
          Investment tax credit carryforward                                  2,245         1,721
          Other                                                               1,134         4,221
                                                                            ---------------------
              Total gross deferred tax assets                                58,402        61,667
                                                                            ---------------------
Deferred tax liabilities
          Leases                                                             16,753        13,311
          Premises & equipment                                                  784         3,226
          Partnership investments                                             8,223         5,076
          Loans                                                               7,198             -
          Mortgage servicing                                                 13,648         3,520
          Tax bad debt reserve                                                8,660        11,081
          Unrealized appreciation of securities                                   -         4,203
          Other                                                                 440           392
                                                                            ---------------------
              Total gross deferred tax liabilities                           55,706        40,809
                                                                            ---------------------
Net deferred tax asset                                                      $ 2,696       $20,858
                                                                            =====================

9. SPECIAL CHARGES

      Special charges include merger expenses of $39.2 million, $16.4 million and $9.6 million in 1998, 1997 and 1996, respectively, and $7.2 million of charges related to exiting the lease securitization business (conducted through CFX Funding) in 1997.

      In 1998, the Company recorded $24.6 million of after-tax merger charges related to the acquisition of CFX on April 10, 1998. Merger expenses represented reorganization and restructuring costs net of an $8.1 million after-tax gain from the sale of five CFX branches in connection with the transaction. The after-tax reorganization and restructuring costs consisted of costs relating to termination of employment contracts and severance obligations ($7.8 million), professional fees ($7.4 million), writedown of assets ($10.4 million), data processing/integration costs ($4.8 million) and charges related to CFX Funding ($2.3 million). In the fourth quarter of 1998, SIS recorded $3.8 million of special charges related to costs incurred in connection with its then pending acquisition by the Company, as well as a writedown of $1.6 million related to its deferred tax asset in anticipation of a lower effective state tax rate in future periods. The special charges recorded by SIS related mainly to professional fees and accelerated vesting of certain employee benefits. At December 31, 1998 accrued but unpaid expenses related to mergers amounted to $1.2 million, pre-tax.

10. FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

      The details of federal funds purchased and securities sold under repurchase agreements were as follows:


                                                         December 31,
                                                    -----------------------
                                                      1998           1997
                                                    --------       --------
Federal funds purchased                             $      0       $114,846
Securities sold under repurchases agreements:
               Short term                            514,269        537,083
               Long term                              77,701         29,905
                                                    --------       --------
                                                    $591,970       $681,834
                                                    ========       ========

A summary of securities sold under short term repurchase agreements follows:

                                                              At of for the Year Ended December 31,
                                                             ----------------------------------------
                                                               1998            1997            1996
                                                             --------        --------        --------
Balance outstanding at end of period                         $591,970        $566,988        $478,359
Market value of collateral at end of period                   642,697         616,905         565,596
Amortized cost of collateral at end of period                 643,512         645,431         563,329
Average balance outstanding                                   571,834         541,545         334,689
Maximum outstanding at any month end during the period        619,866         666,669         507,658
Average interest rate during the period                          4.74%           4.80%           4.88%
Average interest rate at end of period                           4.51%           5.06%           4.74%

      Securities sold under repurchase agreements generally have maturities of 270 days or less and are collateralized by mortgage-backed securities and U.S. Government obligations. The long term repurchase agreements mature through 2003 and have a weighted average interest rate of 5.53%.

11. BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON

      A summary of the borrowings from the Federal Home Loan Bank of Boston is as follows:

                AT DECEMBER 31, 1998                               AT DECEMBER 31, 1997
     ---------------------------------------------      ----------------------------------------------
      Maturity        Principal                          Maturity        Principal
       Dates           Amounts      Interest Rates        Dates           Amounts       Interest Rates
     ---------       ----------     --------------      ---------       ----------      --------------
          1999       $  230,352       4.84%-8.13%            1998       $  522,848       5.00% - 7.04%
          2000          439,444       4.70%-6.49%            1999          317,207       5.02% - 6.58%
          2001          968,044       4.98%-6.23%            2000          702,406       4.70% - 6.49%
          2002           10,415       6.70%-6.97%            2001            3,153       5.20% - 6.23%
          2003          115,201       5.00%-5.69%            2002           12,761       5.20% - 6.97%
     2004-2016          173,129       3.60%-7.72%       2003-2017           20,492       3.75% - 7.72%
                     ----------                                         ----------
                     $1,936,585                                         $1,578,867
                     ==========                                         ==========

      Short and long-term borrowings from the Federal Home Loan Bank of Boston, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets. The Company has the ability to prepay most of its borrowings without penalty. In addition, the Company had existing lines of credit with the Federal Home Loan Bank of Boston of $153 million, none of which was outstanding at December 31, 1998.

12. CAPITAL TRUST SECURITIES

      On January 24, 1997, the Company sponsored the creation of Peoples Heritage Capital Trust I (the "Trust") a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust. On January 31, 1997, the Trust issued $100 million of 9.06% Capital Securities (the "Capital Securities," and with the common securities, the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $3.1 million capital contribution for the Common Securities, to acquire $103.1 million aggregate principal amount of the Company's 9.06% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. Separate financial statements of the Trust are not required pursuant to Staff Accounting Bulletin 53 of the Securities and Exchange Commission.

13. SHAREHOLDERS' EQUITY

      In April 1998, the stockholders of the Company approved an increase in the authorized number of shares of Common Stock from 100,000,000 to 200,000,000, and in May 1998, the Company declared a two-for-one split for each share of Common Stock then outstanding and for all then outstanding options to purchase shares of Common Stock. All references in the Consolidated Financial Statements to the number of shares and per share amounts have been adjusted retroactively for the recapitalization and the stock split.

Regulatory Capital Requirements.

      Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to level of risk by assigning different weightings to assets and certain off-balance sheet activity. The Company must maintain a minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

                                                             Actual          Capital Requirements         Excess
                                                        -----------------    --------------------    ----------------
                                                         Amount    Ratio      Amount       Ratio      Amount   Ratio
                                                        -----------------    --------------------    ----------------
As of December 31, 1998

Total capital  (to risk weighted assets)                $968,974   13.02%    $595,426       8.00%    $373,548   5.02%
Tier 1 capital  (to risk weighted assets)                875,723   11.77%     297,713       4.00%     578,010   7.77%
Tier 1 leverage capital ratio (to average assets)        875,723    7.50%     467,096       4.00%     408,627   3.50%

As of December 31, 1997

Total capital  (to risk weighted assets)                 898,829   12.72%     565,301       8.00%     333,528   4.72%
Tier 1 capital  (to risk weighted assets)                810,761   11.47%     282,688       4.00%     528,073   7.47%
Tier 1 leverage capital ratio (to average assets)        810,761    7.46%     434,647       4.00%     376,114   3.46%

      At December 31, 1998 and 1997, the Company and each of its banking subsidiaries were well-capitalized and in compliance with all applicable regulatory capital requirements and had capital ratios in excess of federal and regulatory risk-based and leverage requirements.

Dividend Limitations.

      Dividends paid by subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders. The Banks are subject to certain requirements imposed by state and federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the Banks to the Company.

Stockholder Rights Plan.

      In 1989, the Company's Board of Directors adopted a Stockholder Rights Plan declaring a dividend of one preferred Stock Purchase Right for each outstanding share of Common Stock. The rights will remain attached to the Common Stock and are not exercisable except under limited circumstances relating to acquisition of, the right to acquire beneficial ownership of, or tender offer for 20% or more of the outstanding shares of Common Stock. The Rights have no voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of the Company. The Rights expire in ten years unless extended by the Board of Directors.

14. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER OFF-BALANCE SHEET RISKS

      The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans, standby letters of credit, recourse arrangements on serviced loans and forward commitments to sell loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments to sell loans through credit approvals, limits and monitoring procedures.


      Financial instruments with off-balance sheet risk at December 31, 1998 and 1997 follow:

                                                          Contract or Notional Amount at
                                                                     December 31,
                                                          ------------------------------
                                                               1998             1997
                                                          ------------------------------
Financial instruments with notional or contract
   amounts which represent credit risk:
        Commitments to originate loans, unused lines,
        standby letters of credit and unadvanced
        portions of construction loans                      $2,044,542       $1,736,912
        Loans serviced with recourse                            24,176           32,603
        Loans sold with credit enhancements                      3,294            8,713
        Leases serviced with credit enhancements                 6,227           19,200

Financial instruments with notional or contract
   amounts which exceed the amount of credit risk:
        Forward commitments to sell loans                      266,227          741,247
        Interest rate floors - notional amount                 120,000           90,000
                                  fair value                     3,433              881
        Treasury put options - notional amount                       -           50,000
                                  fair value                         -              156
        Treasury call options - notional amount                      -           12,500
                                  fair value                         -              371

      Commitments to originate loans, unused lines of credit and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      The Company has retained credit risk on certain residential mortgage loans sold with full or partial recourse and on certain residential mortgage loans whose servicing rights were acquired during 1990.

      Forward commitments to sell residential mortgage loans are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase loans from correspondent banks or in the open market to deliver against the contract.

      At December 31, 1998, the Company was committed to invest up to $8.7 million in real estate development limited partnerships. At December 31, 1998 and 1997 the Company had $18.8 million and $13.2 million, respectively, invested in such partnerships, which are included in other assets.

Legal Proceedings.

      The Company and certain of its subsidiaries have been named as defendants in various legal proceedings arising from their normal business activities. Although the amount of any ultimate liability with respect to such proceedings cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company and its subsidiaries.

Lease Obligations.

      The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $9.4 million, $7.5 million, and $6.2 million for the years ended 1998, 1997 and 1996, respectively.

      Approximate minimum lease payments over the remaining terms of the leases at December 31, 1998 follow:

                           1999             $  9,035
                           2000                7,974
                           2001                7,356
                           2002                5,332
                           2003                4,092
                           2004 and after     21,454
                                            --------
                                            $ 55,243
                                            ========

15. STOCK BASED COMPENSATION PLANS

Employee Stock Ownership Plans.

      In 1989 the Company adopted a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible to participate in the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. For 1998, 1997 and 1996, the Company contributed 3%, 3% and 4% of eligible compensation, respectively. The approximate expense of this contribution for 1998, 1997 and 1996 was $2.1 million, $1.3 million and $1.5 million, respectively.

      SIS employees with more than one year of service are covered by a leveraged employee stock ownership plan ("SIS ESOP"). The SIS ESOP was formed by SIS upon its conversion from mutual to stock form in 1995. The Company makes annual contributions to the SIS ESOP equal to the SIS ESOP's debt service. The SIS ESOP's shares were initially pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. The debt of the SIS ESOP is recorded as long-term debt and the shares pledged as collateral are reported as unearned compensation on the balance sheet. As shares are released from collateral, compensation expense is recorded equal to the current market price of the shares. Compensation expense related to the SIS ESOP was $1.7 million in 1998, $1.2 million in 1997 and $1.1 million in 1996.

Stock Option Plans.

      In 1995, the Company adopted a stock option plan for non-employee directors. The maximum number of shares which may be granted under the plan is 530,000 shares, of which 110,000 were granted in 1998 at $24.31 per share, 59,000 were granted in 1997 at $15.82 per share and 40,000 were granted in 1996 at $10.44 per share. 18,500 shares had been issued upon exercise of the stock options cumulatively through December 31, 1998.

      The Company has adopted various stock option plans for key employees. These plans include a stock option plan adopted in 1996 (the "1996 Option Plan") and a stock option plan adopted in 1986 (the "1986 Option Plan"). The 1986 Option Plan, as amended, authorized the issuance of 3,340,000 shares of common stock, substantially all of which have been issued. The 1996 Option Plan, as amended, authorizes grants of options and other stock awards covering up to 6,000,000 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant and expire 10 years from the date of the grant. At December 31, 1998, there were 3,798,675 additional shares available for grant under the 1996 Option Plan.

      Prior to its combination with the Company, SIS had issued options to acquire its common stock pursuant to its stock option plans. These options were converted into options to purchase shares of common stock of the Company upon the combination of SIS and the Company.

      The per share weighted-average fair value of stock options granted by the Company during 1998, 1997 and 1996 was $5.69, $9.63 and $4.42 and on the date of the grants using the Black Scholes option-pricing model with the following average assumptions:

                                  1998          1997          1996
                                  ----          ----          ----
Expected dividend yield           2.50%         2.50%         2.50%
Risk-free interest rate           5.50          5.82          6.06
Expected life                     5.00 years    5.00 years    5.56 years
Volatility                       32.87%        32.90%        34.50%

      The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no cost has been recognized for its stock options in the financial statements. Had the Company determined cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated as follows:

                                                   1998              1997             1996
                                               ----------------------------------------------
Net Income
                            As reported        $   112,824       $   103,672       $   87,341
                            Pro forma              108,684            99,949           85,316
Basic Earnings per share
                            As reported        $      1.09       $      1.01       $     0.91
                            Proforma                  1.05              0.98             0.89
Diluted Earnings per share
                            As reported:       $      1.07       $      0.99       $     0.89
                            Proforma                  1.03              0.95             0.87

      Pro forma net income reflects only stock options granted since January 1, 1995. Therefore, the full impact of calculating cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because cost is reflected over the options' vesting period and cost for options granted prior to January 1, 1995 is not considered.

Stock option activity during the periods indicated was as follows:

                                                    Weighted
                                   Number of        Average
                                    Shares       Exercise Price
                                   ---------     --------------
Balance at December 31, 1996       6,589,373       $    6.50

Granted                            1,257,888           15.13
Exercised                          1,415,556            4.81
Forfeited                             68,106            9.54
Expired                                    -
                                   ---------
Balance at December 31, 1997       6,363,599            8.56

Granted                            1,328,813           18.92
Exercised                          1,835,985            6.64
Forfeited                             49,845           16.60
                                   ---------
Balance at December 31, 1998       5,806,582           12.19
                                   =========

The range of per share exercise prices for outstanding and exercisable stock options at December 31, 1998 was as follows:

                              Options Outstanding                          Options Exercisable
                  ------------------------------------------------   -------------------------------
                     Number     Weighted Average                         Number
   Range of       Outstanding      Remaining       Weighted Average   Outstanding   Weighted Average
Exercise Prices   at 12/31/98   Contractual Life    Exercise Price    at 12/31/98    Exercise Price
---------------   -----------   ----------------   ----------------   -----------   ----------------
up to    $ 5.00      351,052        3.4 years         $    2.78          351,052       $    2.78
$ 5.01 - $10.00    1,635,689        5.9                    6.57        1,423,547            6.48
$10.01 - $15.00    1,610,247        7.4                   11.08        1,235,247           10.96
$15.01 - $20.00    1,866,544        9.2                   17.76          830,219           17.56
  Over   $20.00      343,050        9.5                   23.19          113,000           24.35
                   ---------                                           ---------
                   5,806,582        7.4                   12.17        3,953,065           10.39
                   =========                                           =========

Employee Stock Purchase Plan.

      The Company has an Employee Stock Purchase Plan covering all full-time employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 1,352,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 1998, 790,289 shares had been purchased under this plan.

Restricted Stock Plan.

      In 1990, the Company adopted a Restricted Stock Plan under which up to $10,000 of the annual fee payable to each non-employee Director of the Company and participating subsidiaries is payable solely in shares of Common Stock. Directors of the Company and certain participating subsidiaries who are not full-time employees of the Company or any of its subsidiaries are eligible to participate. Shares issued were 6,420, 3,840 and 6,360 in 1998, 1997 and 1996, respectively.

16. RETIREMENT AND OTHER BENEFIT PLANS

Pension Plans.

      The Company and its subsidiaries have noncontributory defined benefit plans covering most permanent, full-time employees. Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

      The Company has adopted supplemental retirement plans for several key officers. These plans were designed to offset the impact of changes in the Pension Plans which reduced benefits for highly paid employees. As a result of the acquisition of SIS, certain SIS employees became fully vested in the supplemental retirement plans offered by SIS. The Company also has entered into deferred compensation agreements with certain key officers. The cost of these agreements is accrued but not funded. The Company purchased corporate-owned life insurance policies on the lives of certain retirees. The death benefits are payable to the Company and will assist in the funding of the deferred compensation liability. The Company will recover the costs of premium payments from the cash value of these policies.

Post Retirement Benefits Other Than Pensions.

      The Company and its subsidiaries sponsor post-retirement benefit programs which provide medical coverage and life insurance benefits to employees and directors who meet minimum age and service requirements.

      The Company and its subsidiaries recognize costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

      The following tables set forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1998 and 1997 for the pension plans and other post retirement benefit plans:

                                                           Pension Plans            Other Post Retirement Benefits
                                                     -------------------------      ------------------------------
                                                       1998             1997             1998             1997
                                                     -------------------------      ------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year              $ 60,145         $ 56,194         $  5,973         $  6,049
Service cost                                            3,754            2,995               88               58
Interest cost                                           4,308            3,631              425              418
Assumption changes                                      3,654            4,591              299              247
Actuarial (gain) loss                                     459           (4,546)             269              599
Curtailment gain                                         (446)               -                -                -
Acquisitions                                                -              253                -             (876)
Benefits paid                                          (4,486)          (2,973)            (514)            (522)
                                                     -------------------------         -------------------------
Benefit obligation at end of year                    $ 67,388         $ 60,145         $  6,540         $  5,973
                                                     =========================         =========================

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year       $ 64,412         $ 57,565                -                -
Actual return on plan assets                            8,817            8,940                -                -
Employer contribution                                     489              880              513              522
Benefits paid                                          (4,487)          (2,973)            (513)            (522)
                                                     -------------------------         -------------------------
Fair value of plan assets at end of year             $ 69,231         $ 64,412                -                -
                                                     =========================         =========================

Funded status                                        $  1,843         $  4,267         $ (6,540)        $ (5,973)
Unrecognized net actuarial (gain) loss                 (8,751)          (9,602)            (276)            (844)
Unrecognized prior service cost                         1,529            1,577            1,725            1,866
Unrecognized net transition obligation                 (2,008)          (2,355)           2,241            2,391
                                                     -------------------------         -------------------------
Prepaid (accrued) benefit cost                       $ (7,387)        $ (6,113)        $ (2,850)        $ (2,560)
                                                     =========================         =========================

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                            6.50%            7.00%            6.50%            7.00%
Expected return on plan assets                           8.50%            8.50%               -                -
Rate of compensation increase                            4.50%            4.50%               -                -

                                                      Year Ended December 31,                      Year Ended December 31,
                                              -------------------------------------        -----------------------------------
                                                1998           1997           1996           1998          1997          1996
                                              -------------------------------------        -----------------------------------
Components of net periodic benefit cost
Service cost                                  $ 3,754        $ 2,995        $ 3,032        $    88       $    58       $   127
Interest cost                                   4,308          3,631          3,770            425           418           417
Expected return on plan assets                 (5,288)        (4,201)        (5,071)             -             -             -
Net amortization and deferral                    (564)          (511)         1,413            290           258           263
Curtailment gain                                 (446)             -              -              -             -             -
                                              -------------------------------------        -----------------------------------
Net periodic benefit cost                     $ 1,764        $ 1,914        $ 3,144        $   803       $   734       $   807
                                              =====================================        ===================================

Multi-Employer Pension Plan

      During 1996, CFX Corporation and certain subsidiaries terminated their defined benefit pension plans, and transferred plan assets to a multi-employer plan in amounts that would effectively settle the plans' accumulated benefit obligations as of January 1, 1996. As a result, CFX recognized settlement and curtailment gains totaling $877,000 in 1996. The multi-employer plan is a defined benefit pension plan that covered all former eligible employees of CFX Corporation, CFX Bank (excluding former employees of Community and Portsmouth) and Safety Fund National Bank. Pension expense attributable to the plan for the years ended December 31, 1998, 1997 and 1996 was $377,000, $396,000 and
$479,000, respectively.

Thrift Incentive Plan.

      The Company has a contributory Thrift Incentive Plan covering substantially all permanent employees after completion of one year of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. The total expense for 1998, 1997 and 1996 was $2.6 million, $2.3 million, and $1.8 million, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in certain cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other banks.

      Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the Company. For certain assets and liabilities, the information required under SFAS No. 107 is supplemented with additional information relevant to an understanding of the fair value. Also, fair values are presented for certain assets that are not financial instruments under the definition in SFAS No. 107.

      The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments and certain non-financial instruments:

      CASH AND CASH EQUIVALENTS, INCLUDING CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD. For these cash and cash equivalents, which have maturities of 90 days or less, the carrying amounts reported in the balance sheet approximate fair values.

      SECURITIES AND LOANS HELD FOR SALE. Fair values are based on quoted bid market prices, where available. Where quoted market prices for an instrument are not available, fair values are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instrument being valued. Fair values are calculated based on the value of one unit without regard to premiums or discounts that might result from selling all of the Company's holdings of a particular security in one transaction.

      LOANS AND LEASES. The fair values of commercial, commercial real estate, residential real estate, and certain consumer loans and leases are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality.

      For certain variable-rate consumer loans, including home equity lines of credit the carrying value approximates fair value.

      For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.

      MORTGAGE SERVICING RIGHTS. The fair value of the Company's mortgage servicing rights is based on the expected present value of future mortgage servicing income, net of estimated servicing costs, considering market consensus loan prepayment predictions.

      DEPOSITS. The fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is based on the discounted value of contractual cash flows, applying interest rates currently being offered on the deposit products of similar maturities.

      The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit base intangibles")

      BORROWINGS, INCLUDING FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON, SUBORDINATED CAPITAL NOTES AND OTHER BORROWINGS. The fair value of the Company's long-term borrowings is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Company for similar types of borrowing arrangements. For short-term borrowings that mature or reprice in 90 days or less, carrying value approximates fair value.

OFF-BALANCE SHEET INSTRUMENTS:

      COMMITMENTS TO ORIGINATE LOANS AND COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT. In the course of originating loans and extending credit and standby letters of credit, the Company will charge fees in exchange for its lending commitment. While these commitment fees have value, the Company has not estimated their value due to the short-term nature of the underlying commitments.

      FORWARD COMMITMENTS TO SELL LOANS. The fair value of the Company's forward commitments to sell loans reflects the value of origination fees and servicing rights recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $266.2 million of forward sales commitments at December 31, 1998, the Company had $517.8 million loans available to sell at that date as well as sufficient loan originations subsequent to December 31, 1998 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments has not estimated the value of the fees and servicing.

      LOANS SERVICED WITH RECOURSE. Under certain of the Company's servicing arrangements with investors, the Company has recourse obligation to those serviced loan portfolios. In the event of foreclosure on a serviced loan, the Company is obligated to repay the investor to the extent of the investor's remaining balance after application of proceeds from the sale of the underlying collateral. To date, losses related to these recourse arrangements have been insignificant and while the Company cannot project future losses, the fair value of this recourse obligation is deemed to be likewise insignificant.

      A summary of the fair values of the Company's significant financial instruments at December 31, 1998 and 1997 follows:

                                                          1998                              1997
                                              -------------------------------------------------------------
                                               Carrying           Fair           Carrying           Fair
                                                 Value           Value             Value            Value
                                              -------------------------------------------------------------
Assets:
      Cash and cash equivalents               $  699,313       $  699,313       $  505,272       $  505,272
      Securities - available for sale          2,986,131        2,986,131        2,378,866        2,378,866
      Securities - held to maturity              245,233          245,555          221,191          221,891
      Loans held for sale                        517,754          518,299          406,621          408,615
      Loans and leases, net                    6,977,470        7,026,124        7,258,560        7,343,219
      Mortgage servicing rights                   40,088           41,177           60,638           72,395
Liabilities:
      Deposit (with no stated maturity)        4,861,555        4,861,555        4,332,973        4,332,973
      Time deposits                            3,515,160        3,530,573        3,701,803        3,727,586
      Borrowings                               2,554,214        2,559,940        2,282,102        2,282,389

18. CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company

                                                                                           December 31,
                                                                                    ---------------------------
Balance Sheets                                                                         1998             1997
                                                                                    ---------------------------
Assets:
     Cash and due from banks                                                        $    7,605       $   38,304
     Interest bearing deposits with subsidiaries                                        21,857           31,227
     Securities available for sale                                                          39               55
     Investment in subsidiaries                                                        946,414          858,158
     Goodwill and other intangibles                                                     14,689           16,528
     Amounts receivable from subsidiaries                                               13,767            6,994
     Other assets                                                                       14,280           14,577
                                                                                    ---------------------------
          Total assets                                                              $1,018,651       $  965,843
                                                                                    ===========================

Liabilities and shareholders' equity
     Amounts payable to subsidiaries                                                $    8,953       $       25
     Subordinated debentures supporting mandatory redeemable trust securities          105,705          107,446
     Other liabilities                                                                   2,865           12,117
     Shareholders' equity                                                              901,128          846,255
                                                                                    ---------------------------
          Total liabilities and shareholders' equity                                $1,018,651       $  965,843
                                                                                    ===========================

Statements of Income
                                                                          1998             1997             1996
                                                                       -------------------------------------------
Operating income:
         Dividends from subsidiaries                                   $  69,532        $  69,873        $  85,385
         Other operating income                                            2,324            4,336            1,885
                                                                       -------------------------------------------
         Total operating income                                           71,856           74,209           87,270
                                                                       -------------------------------------------
Operating expenses:
         Interest on borrowings                                            9,375            9,070              609
         Amortization of intangibles                                       1,838            1,864            1,864
         Merger expenses                                                  19,006              354               37
         Other operating expenses                                          6,947            7,432            3,504
                                                                       -------------------------------------------
         Total operating expenses                                         37,166           18,720            6,014
                                                                       -------------------------------------------
Income before income taxes and equity in
   undistributed net income of subsidiaries                               34,690           55,489           81,256

Income tax expense (benefit)                                              (9,894)          (3,097)              85
                                                                       -------------------------------------------
Income before equity in undistributed net income of subsidiaries          44,584           58,586           81,171

Equity in undistributed net income of subsidiaries                        68,240           45,086            6,170
                                                                       -------------------------------------------
Net income                                                             $ 112,824        $ 103,672        $  87,341
                                                                       ===========================================

                                                                                                   Year Ended December 31,
                                                                                        -------------------------------------------
                                                                                           1998             1997             1996
                                                                                        -------------------------------------------
Statements of Cash Flows

Cash flows from operating activities:
      Net income                                                                        $ 112,824        $ 103,672        $  87,341
      Adjustments to reconcile net income to net
             cash (used) provided by operating activities:
      Undistributed net income from subsidiaries                                          (68,240)         (45,086)          (6,170)
      Amortization of goodwill and other intangibles                                        1,839            1,864            1,864
      Securities losses (gains)                                                               (23)            (113)              (1)
      (Increase) decrease in amounts receivable from subsidiaries                          (6,773)           7,330            3,273
      Decrease (increase) in other assets                                                     297           (3,822)          (2,701)
      Increase (decrease) in amounts payable to subsidiaries                                8,928             (163)              56
      Increase (decrease) in other liabilities                                             (9,252)           6,617           (3,309)
      Other, net                                                                               37           (3,309)          (2,080)
                                                                                        -------------------------------------------
Net cash provided by operating activities                                               $  39,637        $  66,990        $  78,273
                                                                                        ===========================================

Cash flows from investing activities:
      Net decrease (increase) in interest bearing deposits with subsidiaries            $   9,370        $  (9,818)       $     223
      Sales of available for sale securities                                                   16              185            1,047
      Purchase of available for sale securities                                                 -               (7)               -
      Sales of held to maturity securities                                                      -            4,337           16,857
      Purchase of held to maturity securities                                                   -           (4,017)         (16,601)
      Capital contribution to subsidiary                                                  (12,000)         (55,000)         (13,200)
                                                                                        -------------------------------------------
Net cash (used) provided by investing activities                                        $  (2,614)       $ (64,320)       $ (11,674)
                                                                                        ===========================================

Cash flows from financing activities:
      Issuance of notes payable (net)                                                   $       0        $ 103,093        $       0
      Payment of notes payable                                                             (1,741)          (2,177)          (1,306)
      Other shareholders' equity, net                                                           -            1,687             (226)
      Dividends paid to shareholders                                                      (42,159)         (43,669)         (29,862)
      Treasury stock acquired                                                             (38,003)         (40,110)         (61,370)
      Treasury stock issued                                                                14,181           12,609            5,355
                                                                                        -------------------------------------------
Net cash provided (used) by financing activities                                        $ (67,722)       $  31,433        $ (87,409)
                                                                                        ===========================================
Net increase (decrease) in cash due from banks                                          $ (30,699)       $  34,103        $ (20,810)

Cash and due from banks at beginning of year                                               38,304            4,201           25,011
                                                                                        -------------------------------------------
Cash and due from banks at end of year                                                  $   7,605        $  38,304        $   4,201
                                                                                        ===========================================
Supplemental disclosure information:
      Interest paid on borrowings                                                       $   9,060        $   5,156        $     609

19.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        1998                                        1997
                                      -----------------------------------------   -----------------------------------------
                                       Fourth      Third     Second      First     Fourth      Third     Second      First
                                       Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                      -------------------------------------------------------------------------------------
Interest income                       $208,955   $210,211   $208,614   $209,679   $208,090   $193,754   $183,637   $175,790
Interest expense                       102,722    102,742    102,395    103,127    101,237     91,264     84,088     79,757
                                      -------------------------------------------------------------------------------------
Net interest income                    106,233    107,469    106,219    106,552    106,852    102,490     99,549     96,033
Provision for loan and lease losses      3,973      3,973      3,235      3,249      1,623      1,885      1,481      1,403
Net interest income after provision
     for loan and lease losses         102,260    103,496    102,984    103,303    105,230    100,605     98,068     94,631
Noninterest income                      30,745     28,956     30,274     28,716     29,358     23,693     20,844     20,663
Special charges                          3,798          -     34,474        900     12,528     11,031          -          -
Noninterest expenses                    79,574     78,296     79,873     84,088     84,586     77,829     74,083     72,370
                                      -------------------------------------------------------------------------------------
Income before income taxes              49,633     54,156     18,911     47,031     37,474     35,438     44,830     42,923
Income tax expense                      17,703     16,914      6,375     15,915     13,021     13,175     15,663     15,134
                                      -------------------------------------------------------------------------------------
Net income                            $ 31,930   $ 37,242   $ 12,536   $ 31,116   $ 24,453   $ 22,263   $ 29,167   $ 27,789
                                      =====================================================================================

Earnings per share:
               Basic                  $   0.31   $   0.36   $   0.12   $   0.30   $   0.24   $   0.22   $   0.29   $   0.27
               Diluted                $   0.30   $   0.35   $   0.12   $   0.29   $   0.23   $   0.21   $   0.28   $   0.26

Operating earnings per share (1):
               Basic                  $   0.35   $   0.36   $   0.35   $   0.31   $   0.32   $   0.29   $   0.29   $   0.27
               Diluted                $   0.34   $   0.35   $   0.35   $   0.30   $   0.32   $   0.28   $   0.28   $   0.26

(1) Earnings before special charges

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
INDEPENDENT AUDITORS' REPORT


The Board of Directors
Peoples Heritage Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.






Boston, Massachusetts                /s/ KPMG LLP
June 4, 1999


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